UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2006
GLOBAL EMPLOYMENT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware		43-2069359
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

9090 Ridgeline Boulevard, Suite 205
Littleton, Colorado	80129
(Address of Principal Executive Offices)	(Zip Code)
(303) 216-9500
(Registrant’s telephone number, including area code)
R&R Acquisition I, Inc.
47 School Avenue
Chatham, New Jersey 07928

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS
EXPLANATORY NOTE
Item 1.01. Entry into a material definitive agreement
Item 2.01. Completion of acquisition or disposition of assets
THE RECAPITALIZATION AND RELATED TRANSACTIONS
1. BUSINESS
1A. RISK FACTORS
RISKS RELATING TO OUR COMMON STOCK
2. FINANCIAL INFORMATION
3. PROPERTIES
4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
5. DIRECTORS AND EXECUTIVE OFFICERS
6. EXECUTIVE COMPENSATION
7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
8. LEGAL PROCEEDINGS
9. MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
10. RECENT SALES OF UNREGISTERED SECURITIES
11. DESCRIPTION OF SECURITIES
12. INDEMNIFICATION OF DIRECTORS AND OFFICERS
13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
15. FINANCIAL STATEMENTS AND EXHIBITS
Item 3.02. Unregistered sales of equity securities
Item 4.01 Changes in registrant’s certifying accountant
Item 5.01. Change in control of registrant
Item 5.02. Departure of directors or principal officers; election of directors; appointment of principal officers
Item 5.03. Amendment to certificate of incorporation or bylaws; changes in fiscal year
Item 5.06. Change in shell company status
Item 9.01. Financial statements and exhibits
SIGNATURES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXHIBIT INDEX
Plan of Merger
Amended and Restated Certificate
Certificate of Designations, Preferences and Rights
Amended and Restated Bylaws
Form of Warrant - Notes Securities Purchase Agreement
Form of Warrant - Preferred Stock Securities Purchase Agreement
Form of Warrant - Common Stock Securities Purchase Agreement
Registration Rights Agreement under Notes Securities Purchase Agreement
Registration Rights Agreement under Preferred Stock Securities Purchase Agreement
Registration Rights Agreement under Common Stock Securities Purchase Agreement
Registration Rights Agreement
Lock-Up Agreement
Form of Share Purchase Agreement
Notes Securities Purchase Agreement
Joinder Agreement to Notes Securities Purchase Agreement
Form of Note under Notes Securities Purchase Agreement
Guaranty under Notes Securities Purchase Agreement
Pledge Agreement under Notes Securities Purchase Agreement
Security Agreement under Securities Purchase Agreement
Subordination Agreement under Notes Securities Purchase Agreement
Preferred Stock Securities Purchase Agreement
Jointer Agreement to Preferred Stock Securities Purchase Agreement
Common Stock Securities Purchase Agreement
Joinder Agreement to Common Stock Securities Purchase Agreement
Form of Indemnification Agreement
Form of Noncompetition Agreement
Amended and Restated Employment Agreement
Non-Disclosure, Non-Competition, Arbitration and Employment Agreement
Non-Disclosure, Non-Competition, Arbitration and Employment Agreement
Non-Disclosure, Non-Competition, Arbitration and Employment Agreement
Fifth Amendment to Credit and Security Agreement
Fourth Amended and Restated Revolving Promissory Note
Term Note under Fifth Amendment to Credit and Security Agreement
Form of Pledge Agreement
Form of Patent and Trademark Security Agreement
Form of Copyright Security Agreement
Guaranty under Fifth Amendment to Credit and Security Agreement
Security Agreement under Fifth Amendment to Credit and Security Agreement
Code of Conduct
Audit Committee Charter
Compensation Committee Charter
Letter re: Change in Certifying Accountant
List of Subsidiaries

FORWARD LOOKING STATEMENTS
This current report on Form 8-K and other materials we will file with the Securities and Exchange Commission contain, or will contain, disclosures which are forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, such as the discussion of economic conditions in market areas and their effect on revenue growth, the potential for and effect of past and future acquisitions, the effect of changes in our company’s mix of services on gross margin, the adequacy of our workers’ compensation reserves and allowance for doubtful accounts, the effectiveness of our management information systems, and the availability of financing and working capital to meet funding requirements, and can generally be identified by the use of words such as may, believe, will, expect, project, estimate, anticipate, plan or continue. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the human capital solutions industry; the adverse effect of legislation and other matters affecting the industry; increased competition in the industry; our dependence on certain customers; the risk that we may not be able to retain and attract customers; the availability of and costs associated with potential sources of financing; the loss of key personnel; our inability to attract and retain new qualified personnel; difficulties associated with integrating acquired businesses and customers into our operations; material deviations from expected future workers’ compensation claims experience; collectibility of accounts receivable; the carrying values of deferred income tax assets and goodwill, which may be affected by future operating results; the availability of capital or letters of credit necessary to meet state-mandated surety deposit requirements; and government regulation.
These forward-looking statements speak only as of the date of this current report on Form 8-K. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should also read, among other things, the risks and uncertainties described in the section of this disclosure statement entitled “Risk Factors.”
EXPLANATORY NOTE
Upon the consummation of the recapitalization (as described more fully below), Global Employment Holdings, Inc. became the ultimate parent company of Global Employment Solutions, Inc. The business operations of Global Employment Holdings following the recapitalization consist of those of its subsidiary, Global Employment Solutions. Unless otherwise indicated or the context otherwise requires, the terms “Global,” “Holdings,” “we,” “us,” and “our” refer to Global Employment Holdings and its subsidiaries after giving effect to the recapitalization. This current report on Form 8-K contains summaries of the material terms of various agreements executed in connection with the recapitalization described herein. The summaries of these agreements are subject to, and qualified in their entirety by, reference to these agreements, all of which are incorporated herein by reference.
Item 1.01. Entry into a material definitive agreement.
On March 31, 2006, Global Employment Holdings purchased 98.36% of the outstanding equity of Global Employment Solutions, Inc., a Colorado corporation, pursuant to a share purchase agreement entered into on that date. Global Employment Holdings also closed a private placement of its common stock, convertible preferred stock, convertible notes and warrants to purchase common stock on that date. Please see Item 2.01 of this current report on Form 8-K for a description of these transactions and the material agreements entered into in connection therewith, which disclosure is incorporated herein by reference.
Item 2.01. Completion of acquisition or disposition of assets.
THE RECAPITALIZATION AND RELATED TRANSACTIONS
The share purchase and merger
On March 31, 2006, Global Employment Holdings entered into and closed a share purchase agreement with the holders of 98.36% of Global Employment Solutions’ outstanding equity securities. Also on March 31, 2006, Global Employment Solutions entered into a merger agreement with a wholly-owned subsidiary of Global Employment

Holdings. The merger will become effective on April 10, 2006, resulting in Global Employment Solutions being 100% owned by Global Employment Holdings.
Through the share purchase and the merger, the former stockholders of Global Employment Solutions received an aggregate of 4.86 million shares of common stock of Global Employment Holdings. In addition, the former stockholders received an aggregate cash payment of $40.5 million. The share purchase agreement contains customary representations and warranties, none of which survive the closing.
Global Employment Solutions also retired all of its outstanding subordinated indebtedness, including accrued interest, in an amount of approximately $17.8 million on the closing of the recapitalization.
The share exchange and merger will be treated as a recapitalization of Global Employment Solutions for financial accounting purposes. Global Employment Solutions will be treated as the acquirer for accounting purposes, whereas Global Employment Holdings will be treated as the acquirer for legal purposes. Accordingly, the historical financial statements of Global Employment Holdings before the recapitalization will be replaced with the historical financial statements of Global Employment Solutions in all future filings with the Securities and Exchange Commission, or SEC.
Issuance of new securities
Global Employment Holdings issued the following securities in private placements to an aggregate of 19 institutional investors, all of whom are accredited investors, on the closing of the recapitalization:
•	Convertible notes and warrants. $30.0 million aggregate principal amount of 8% senior secured convertible notes were issued for $30.0 million and warrants to purchase 480,000 shares of common stock at an exercise price of $6.25 per share were issued for no additional consideration. The senior notes are secured by a second lien on substantially all of our assets and are convertible into 4.8 million shares of our common stock. Pursuant to a registration rights agreement with these purchasers, Global Employment Holdings is required to file a shelf registration statement for the resale of the common stock issuable upon conversion of the convertible notes and exercise of the warrants by April 30, 2006.

•	Preferred stock and warrants. 12,750 shares of Series A preferred stock were issued at $1,000 per share and warrants to purchase 1,663,044 shares of common stock at an exercise price of $6.00 per share were issued for no additional consideration and are convertible into 2,217,391 shares of our common stock. Pursuant to a registration rights agreement with these purchasers, Global Employment Holdings is required to file a shelf registration statement for the resale of the common stock issuable upon conversion of the preferred stock and exercise of the warrants by April 30, 2006.

•	Common stock and warrants. 850,000 shares of common stock were issued at a purchase price of $5.00 per share and warrants to purchase 850,000 shares of common stock at an exercise price of $6.00 per share were issued for no additional consideration. Pursuant to a registration rights agreement with these purchasers, Global Employment Holdings is required to file a shelf registration statement for the resale of the common stock issued to the investors and the common stock issuable upon exercise of the warrants by April 30, 2006.
Senior secured debt
In connection with the share purchase, Global Employment Solutions amended and restated its senior credit facility with Well Fargo Bank, National Association, also referred to as Wells Fargo, increasing its borrowing capacity to $20.0 million. As of the date of this filing, no principal amount is owed on this facility but we expect to draw up to approximately $10.7 million for payments required by the recapitalization. The Wells Fargo facility is secured with a first lien on substantially all of our assets.
Lock-up agreements; future shelf registration statement
Four members of Global’s senior management have agreed not to sell or otherwise dispose of any of their shares of common stock before March 31, 2007, and for the 12 months thereafter, not to sell or otherwise dispose of more than one-third of the shares each holds on the date of the closing of the recapitalization. The holders of our common stock prior to the recapitalization have agreed not to sell or otherwise dispose of any of their shares until six months after the SEC declares effective a registration statement covering their shares. Their shares will be included on the registration statement to be filed on behalf of our new investors. We plan to file a shelf registration statement covering the resale of shares issued to Global Employment Solutions’ stockholders in the recapitalization.
Share ownership
The following table shows our share ownership immediately after giving effect to the share purchase, the merger and the issuance of the securities described in this Item 2.01, on an actual and a fully diluted basis:

Owner	Shares, pre-conversion or exercise	Shares, fully diluted
Pre-recapitalization stockholders of Global Employment Solutions	85,315	85,315
KRG Colorado, LLC	50,000	50,000
Pre-recapitalization noteholders of Global Employment Holdings	4,864,686	4,864,686
Pre-recapitalization stockholders of Global Employment Holdings	180,928	180,928
New common stock investors	850,000	1,700,000
New preferred stock investors	12,750	3,880,435
New convertible note investors	—	5,280,000
Rodman & Renshaw, the placement agent for the new securities	—	393,365
Furthermore, we intend to adopt an equity plan for our management, non-management directors and key employees in the next 12 months providing for the issuance of up to 10% of the number of outstanding securities of our company on a fully diluted basis at the time of adoption.
1. BUSINESS
Overview of business
Through our operating subsidiary, Global Employment Solutions, we are a leading provider of human capital solutions with offices in key cities throughout the United States. Our business is divided into two major segments, staffing services and professional employer organization services, also referred to as PEO services.
Staffing Services
The staffing services segment consists of several areas of specialization. We provide direct placement and temporary staffing services in a number of areas, such as light industrial, clerical, information technology, engineering, accounting and finance, call center and logistics, among others.
Our direct hire placement practice group responds to our customers’ requests by finding suitable candidates from our national network of candidates across a broad range of disciplines. We provide direct hire placement services on a contingency basis and as a retained service provider.
Our temporary staffing services consist of on-demand or short-term staffing assignments, contract staffing, on-site management, and human resource administration.
Short-term staffing services assist employers in dealing with employee demands caused by such factors as seasonality, fluctuations in customer demand, vacations, illnesses, parental leave, and special projects without incurring the ongoing expense and administrative responsibilities associated with recruiting, hiring and retaining permanent employees. As more and more companies focus on effectively managing variable costs and reducing fixed overhead, the use of short-term staffing services allows companies to utilize the “just-in-time” approach for their personnel needs, thereby converting a portion of their fixed personnel costs to a variable expense.

Global’s contract staffing services place temporary employees with customers for time-periods of more than three months or for an indefinite time-period. This type of arrangement often involves outsourcing an entire department in a large corporation or providing the workforce for a large project.
In an on-site management arrangement, Global places an experienced manager on-site at a customer’s place of business. The manager is responsible for conducting all recruiting, employee screening, interviewing, drug testing, hiring and employee placement functions at the customer’s facility for a long-term or indefinite period.
Global also assists customers in providing human resource administration services. Many businesses, particularly those with a limited number of employees, find personnel administration requirements to be unduly complex and time consuming. These businesses often cannot justify the expense of a full-time human resource staff. In addition, the escalating costs of health and workers’ compensation insurance in recent years, coupled with the increased complexity of laws and regulations affecting the workplace, have created incentives for small to mid-sized businesses to outsource these managerial burdens. The outsourcing of non-core business functions, such as human resource administration, enables small enterprises to devote their resources to their core competencies.
PEO Services
Our PEO services segment assists customers in managing human resources responsibilities and employer risks. In a PEO services arrangement, Global enters into a contract to become a co-employer of the customer-company’s existing workforce. Pursuant to this contract, Global assumes responsibility for some or all of the human resource management responsibilities, including payroll, payroll taxes, employee benefits, health insurance, workers’ compensation coverage, workplace safety programs, compliance with federal and state employment laws, labor and workplace regulatory requirements and related administrative responsibilities. Global has the right to hire and fire its PEO employees, although the customer-company remains responsible for day-to-day assignments, supervision and training and, in most cases, recruiting.
Subsidiaries
Global Employment Holdings is the parent corporation of Global Merger Corp, a Colorado corporation. Global Merger Corp was created for the sole purpose of merging into Global Employment Solutions at the time of the closing of the recapitalization and will cease to exist when that merger is effective, which under Colorado law is expected to occur approximately ten days after the closing of the recapitalization. Global Merger Corp is the majority owner of Global Employment Solutions, which in turn is the parent corporation of a number of subsidiaries. Global’s staffing services segment consists of Temporary Placement Service, Inc., a Georgia corporation, Southeastern Personnel Management, Inc., a Florida corporation, Main Line Personnel Service, Inc., a Pennsylvania corporation, Friendly Advanced Software Technology, Inc., a New York corporation, and Excell Personnel Services, Inc., an Illinois corporation. Excell Personnel Services is the parent corporation of the inactive Pennsylvania corporation PD Quick Temps Inc. Global’s PEO services segment consists of Southeastern Staffing, Inc., a Florida corporation, which has the following subsidiaries: Bay HR, Inc., a Florida corporation, Southeastern Georgia HR, Inc., a Georgia corporation, Southeastern Staffing II, Inc., Southeastern Staffing III, Inc., Southeastern Staffing IV, Inc., Southeastern Staffing V, Inc. and Southeastern Staffing VI, Inc., the latter five companies of which are Florida corporations used solely for payroll purposes for one employee each. Southwestern Staffing is also the parent corporation of the inactive California corporation, Placer Staffing, Inc.
Our history
Global Employment Solutions was founded in 1998 and developed its platform and scale through a series of acquisitions of staffing and PEO businesses during 1998 and 1999. In 2001 we completed a recapitalization that substantially reduced our level of debt. In March 2006, we completed a recapitalization in which Global Employment Solutions became a wholly-owned subsidiary of Global Employment Holdings.

Industry overview
Global Employment Solutions operates in two industry segments: staffing services and PEO services. The staffing and PEO services segments provide a wide array of human capital solutions to business, industrial, and professional enterprises.
Staffing services segment overview
American businesses are moving to a more outsourced model for the employment function, especially in entry-level positions. The core of the staffing services segment is human resource administration, which includes such functions as employee recruiting, interviewing, screening, drug testing, hiring, training, and regulatory compliance. These functions are not typically core competencies in most businesses. Other categories of service may include payroll processing, employee benefits and administration, workers’ compensation coverage, risk management, and work place safety programs.
A recent study published in May 2005 by the American Staffing Association, also referred to as the ASA, reported the following percentages of staffing and contract employees working in the occupations listed below:

Industrial	35.1%
Professional-Management	21.0%
Office-Clerical	20.4%
Information Technology	9.3%
Health Care	7.8%
Technical	6.4%
The ASA study further reported that temporary and contract staffing revenues for 2004 were $63.3 billion, a 12.5% increase from 2003. Permanent placement revenues increased approximately 20% to an estimated $7.3 billion for the same time-periods. Staffing industry revenues for the year 2004 totaled $70.6 billion, up 13.1% from 2003.
The ASA study quoted an industry analyst at Harris Nesbitt who estimated that the staffing services segment would grow 10 to 13% in 2005, well above the 3% to 4% GDP growth expected by most economists. Staffing Industry Analyst, Inc. forecasted a 10.4% growth for 2005. Growth is expected well beyond 2005. The Bureau of Labor Statistics of the U.S. Department of Labor predicts that more jobs will be created in personal supply services (which include staffing services) than in any other industry this decade, and that it will be the fifth fastest growing industry through 2012.
PEO segment overview
PEOs enable customers to cost-effectively outsource the management of human resources, employee benefits, payroll and workers’ compensation. Businesses today need help managing increasingly complex and time consuming employee related matters such as health benefits, workers’ compensation claims, payroll, payroll tax compliance, and unemployment insurance claims. They contract with a PEO to assume these responsibilities and provide expertise in human resources management. This allows the PEO customer to concentrate on the operations and revenue-producing side of its operations. A PEO provides integrated services to effectively manage critical human resource responsibilities and employer risks for customers. A PEO delivers these services by establishing and maintaining an employer relationship with the employees at the customer’s worksite and by contractually assuming certain employer rights, responsibilities, and risks. As reported on the website of the National Association of Professional Employer Organizations, also referred to as the NAPEO, accessed in March 2006, the U.S. Small Business Administration, also referred to as the SBA, estimates that between 1980 and 2000, the number of U.S. laws and regulations regarding employment policies and practices grew by approximately 60%, and the owner of a small or midsized business now spends up to a quarter of his or her time on employment-related administrative functions. PEOs assume much of this burdensome responsibility and improve customers’ compliance therewith.

Customers value the PEO services for the following reasons, among others:
•	Relief from the burden of employment administration.

•	A wide range of personnel management solutions through a team of experienced professionals.

•	Improved employment practices, compliance and risk management to reduce potential liabilities.

•	Access to a comprehensive employee benefits package, allowing customers to be competitive in the labor market.

•	Improved profitability resulting from safety engineering, control and management of workers’ compensation losses and costs, and “one-stop shopping” for employee benefits, workers’ compensation insurance, 401(k) plans, payroll services, risk management services and guidance for compliance with most federal and state employment laws.

•	Safety training and education.
The NAPEO website reports that the PEO segment generates approximately $51 billion in revenues annually and has been recognized in the Harvard Business Review as “the fastest growing business service in the United States during the 1990s.” There are an estimated 700 PEOs offering a wide array of employment services and benefits operating in the 50 U.S. states. The growth rate in the PEO segment is high compared to other industries and the average NAPEO member’s gross revenues grew approximately 20% annually in recent years.
Traditionally, PEOs serviced small businesses. For example, the NAPEO website describes the average customer of NAPEO’s member PEOs as a small business with 17 worksite employees. Increasingly, larger businesses also are finding increased value in a PEO arrangement because PEOs offer robust web-based human resources technologies and expertise in human resources management. PEO customers represent many different types of industries and businesses ranging from accounting firms to high tech companies and small manufacturers. Many different types of professionals, including doctors, retailers, mechanics, engineers and plumbers, also benefit from PEO services.
The NAPEO website further states that PEOs also serve to improve the employment conditions of worksite employees. PEOs assist in providing enhanced access to employee benefits for 2-3 million working Americans. This number is growing every year because of the savings and benefits that a PEO can provide to small businesses. PEO expertise improves the work environment and increases safety. According to the NAPEO website, the SBA has reported that the opportunity for workers at a small business to have access to a 401(k) retirement savings plan has dropped from 28% to 19%. However, 85% of NAPEO member PEOs sponsors a 401(k) retirement savings plan. The average gross pay of a PEO worksite employee is approximately $25,000 annually.
A long-term relationship is developed between the customer company and the PEO. Due to strong customer satisfaction, the NAPEO website reports that NAPEO member PEOs retain nearly 86% of their customers for a minimum of one year. According to independent research conducted by the Society of Human Resource Management Foundation in May 2002, PEOs allow small to midsized business customers to “reduce costs and free up time to devote to revenue generating activities, and improvements that can be instrumental to gaining a competitive advantage.”
Our strategy and competitive strengths
Staffing and PEO companies operate in competitive environments. To achieve desired growth and profitability goals, we have developed two primary strategies as follows:
Maintain and grow existing customers. We recognize that our existing customer-base is a primary source for potential business growth. Our strategy is to:
•	Provide superior human resource management services.

•	Maintain and build effective, autonomous servicing branches.

•	Develop depth of experienced and long-term staff employees.

•	Leverage off the existing customer base to offer the complete range of company services from each branch location.

•	Realize the economies of scale available through branch development.

•	Motivate employees through competitive bonus and commission plans.

•	Make full use of current staffing industry technology to tie branch units together to create a streamlined interactive internet presence.

•	Standardize operating policies and procedures, training programs and accountability metrics to allow efficient expansion.

•	Maintain a national network of customers and candidates.

•	Hire and retain top-notch managers and staff.
Develop new customers. Developing new customers is another essential part of growing our business and our strategy in that respect is to:
•	Continue to grow and develop existing branch operations to accommodate further growth.

•	Establish new branch locations consistent with management ability to recruit, staff, and train.

•	Maintain an ongoing internal recruiting program to continually upgrade and expand staff.

•	Continue to develop robust information system to support growth.

•	Expand the role of Global’s new marketing director to enhance growth prospects.

•	Enter other markets/U.S. states through strategic acquisitions.
Furthermore, specifically in the PEO services segment, our strategy is to focus on serving small and medium sized customers, a market we believe is underserved. Currently, 50% of our customers have 10 or fewer employees, another 40% have 11-40 employees, 9% have 41-100 employees, and only 1% have more than 100 employees. Our largest customer represents only 1.8% of our PEO services revenues. A 1998 U. S. Census Bureau report shows the following data on small employers:

Number of employees	Approximate number of employers
1 to 4	2,664,000
5 to 9	1,012,000
10 to 19	600,000
20 to 49	377,000

Total	4,653,000
Not more than 15% of this accessible PEO market has been captured, and this provides us with a growing and underserved market place. In fact, small employers follow the larger company trend of outsourcing non-core functions. As a result, Global has developed the following PEO-specific strategies:
PEO Operating Strategy
•	Serve industry segments that need the component parts of our PEO services.

•	Carefully underwrite each customer from a risk perspective, declining prospective customers who do not meet our standards, and implementing safety and loss control programs with the remainder who are interested in safe practices, which ultimately leads to lower operating costs.

•	Provide our customers with the highest level of customer service in the industry through on-going customer service training for all of our internal employees.

PEO Growth Strategy

•	Market our services through an ever-increasing number of employee sales representatives.

•	Where possible, integrate and become a part of the local culture we serve.

•	Stick to the small-employer market place.

•	Evolve our product components to meet the contemporaneous needs of our target market.

In order to execute our strategies, we leverage the following competitive strengths in the staffing services segment:
•	Experienced management at all first and second tier operating levels.

•	Long-term retention of key employees.

•	Entrepreneurial operating environment, which encourages superior performance.

•	Superior staff earning opportunities based on bonus and commission scales consistent with company objectives (primarily profits).

•	Reliability, through specific critical skills training programs, not offered by our competitors.
In addition, we leverage the following competitive strengths in the PEO services segment:
•	Cost effectiveness. When compared to the most recent industry survey data compiled by Deloitte & Touche LLP on behalf of NAPEO, our operating expenses are approximately 39% less than the average of all audited PEO members, while our operating income per worksite employee is approximately 100% greater than the average of all audited PEO members.

•	Moderate pricing. Our cost effectiveness and higher operating income per worksite employee allow us to price our services at a competitive level.

•	Risk management. Our attention to risk management and underwriting results in a lower level of workers’ compensation losses, thereby lowering our workers’ compensation costs compared to our competitors.
Marketing
Overall
We have recently developed an internal marketing department to help customize and facilitate the sales process. Benefits already achieved include continuity of message, efficient proposal development, increased morale of sales organization due to high quality marketing materials, and organized marketing plans.
Marketing in the Staffing services segment
Global Employment Solutions uses various methods to identify and qualify prospective customers. Qualification criteria include creditworthiness, workplace safety, worker skill-sets required, and employee pay-rates to name a few. Our sales representatives and marketing department’s approach becomes rather tightly focused on these “qualified” prospective customers. In order to facilitate the penetration and growth of the customer-base there is an ongoing internal recruiting effort to hire experienced market professionals in the relevant geographic area as well as rapidly developing new sales associates.
Marketing in the PEO services segment
Our telemarketing department and systems create substantial leads for our 25 sales personnel. With 92% of our PEO business in Florida, we are focused on industry segments indigenous to the unique economy of Florida. As a result, 22% of our PEO business is in construction, 10% in manufacturing, 18% in restaurants, and 31% in hospitality and other services.
We are committed to using employee sales representatives versus independent brokers. Brokers tend to place their business with the PEO with the lowest pricing and highest broker commissions, thereby limiting the PEO’s profitability. Our employee sales representatives stress non-price factors as well as price in their marketing efforts. We believe that our business benefits from our having a direct relationship with our customers rather than through a broker.
Customers
Our business is not dependent on any particular large customer. Overall, we do not have any customers who represent more than 2% of our consolidated revenues.

We do not provide services to the federal or any state government but have a limited number of local government customers accounting for a small share of our consolidated revenues.
Financial information about segments
See note O in the notes to the financial statements included in Item 15 of this current report on Form 8-K, which is incorporated herein by reference.
Financial information about geographic areas
See note A in the notes to the financial statements included in Item 15 of this current report on Form 8-K, which is incorporated herein by reference.
New market segments
We are not currently developing any new segments. However, we review acquisition opportunities on a periodic basis. While growth through acquisition is an element of our overall strategic growth plan, there can be no assurance that any additional acquisitions will be completed in the foreseeable future, or that any future acquisitions will have a positive effect on our financial performance.
Our technology
Staffing services utilizes the software Staff Suite for its temporary payroll and billing functionality. Our PEO services segment utilizes the software PayPlus for its payroll and billing functionality. Our management believes that these software packages are the leading technology in the industry today. We perform all functions associated with payroll and billing administration through our internal management information systems. All processing functions are centralized at our national billing office in Dalton, Georgia for staffing services or in Tampa, Florida for PEO services.
Intellectual property and other proprietary rights
We regard our service marks and similar intellectual property as important, but not critical, to our success. We rely on a combination of laws and contractual restrictions with our employees, customers and others to establish and protect our proprietary rights.
We have registered three service marks in the United States: Global Employment Solutions, Global Employment Solutions, Inc., accompanied by a design element, and Excell, accompanied by a design element. Some of our subsidiaries operate under unregistered trade names: Southeastern Companies, Southeastern Companies Inc., and SEpeo. In addition, we have two registered copyrights.
We use or have registered a number of uniform resource locators for the internet: gesnetwork.com, sepeo.com, and globalemploymentholdings with the following address-endings: .com, .net, .biz, .org, and .us.
We are a part-owner of PayPlus Software, Inc., an Idaho corporation and a developer of software used in the PEO industry. We use customized PayPlus software in our PEO segment and own the source code to that software. The PayPlus software is protected by copyright laws and the source code is protected under applicable trade secret laws. Through our arrangement with PayPlus Software, we also hold a number of licenses for that software, which licenses we are entitled to transfer to third parties.
Together with AP Technologies, also known as AcuPrint, Inc., we have developed a remote check processing software for use in our PEO segment. We jointly own the software with AcuPrint. Under our agreement, we are entitled to a number of licenses for our use or transfer while AcuPrint is entitled to market and license the product to third parties.
Together with two other companies, we also own the software and source code associated with a web portal.

Competition
According to the ASA’s website, accessed in March 2006, there are over 6,000 providers of human capital services in the United States who have been in business for more than one year. Competition in the staffing and PEO services segments comes from a variety of sources such as national and multi-national public service providers, large regional service providers, multi-branch local service providers and single branch local service providers. National service providers attempt to align themselves with national corporations to become the exclusive service providers of those corporations as well as compete at the local level through branch networks. Regional and local providers are often formidable competitors due to management tenure and years in a market. We compete directly with national staffing services providers, such as Kelly Services, Inc, Robert Half International, Inc., MPS Group, Labor Ready, Inc., Manpower, Inc., Randstad Group, Spherion Corporation and national PEO service providers, such as Administaff, Inc., Automatic Data Processing, Inc., and Gevity HR, Inc. We also face competition from information technology outsourcing firms and broad-based outsourcing and consulting firms that perform individual projects, such as Oasis Outsourcing, and Strategic Outsourcing Inc.
Competition within the industry is based on many factors. The primary factor within the universe of customers and prospective customers we pursue is reliability of service delivery. As customers and prospective customers commit to outsource more and more of the human resource management functions, their dependence on a “reliable supplier” becomes critical. Price is always an issue, but we are often able to maintain customers at a higher price point by providing superior, reliable services.
Research and development
We do not conduct research and development activities.
Seasonality
The staffing services segment is subject to seasonality. In the commercial/industrial segments, customer demand for workers is usually higher between August and November each year. Demand recedes somewhat starting in late December through March. Demand is also lower mid-summer than during the fall months. By emphasizing on-site management arrangements, we have been able to reduce the seasonality of our business.
The PEO services segment suffers far less from seasonal fluctuations with the exception of the first quarter of each year during which more new business is booked than during other times of the year.
Working capital practices
See the discussion contained under the heading “Liquidity and capital resources” in section 7(b) of Item 2.01 of this current report on Form
8-K, which is incorporated herein by reference.
Employees
As of February 25, 2006, we had approximately 17,360 employees, consisting of approximately 3,000 staffing services employees, approximately 14,100 PEO worksite employees and approximately 260 managerial, sales and administrative employees. The number of employees at any given time may vary significantly due to business conditions at customer companies. During 2005, none of our employees was covered by a collective bargaining agreement. Each of our managerial, sales and administrative employees has entered into a standard form of employment agreement which, among other things, contains covenants not to compete for 12 months following termination of employment and to maintain the confidentiality of certain proprietary information. We believe our employee relations are good.
Principal executive offices and other facilities
Our corporate headquarters are located at 9090 Ridgeline Boulevard, Suite 205, Littleton, CO 80129. The telephone number of our corporate headquarters is (303) 216-9500. We also have a number of branch offices, listed under section 3 of Item 2.01 of this current report on Form
8-K.

Regulation
We are subject to regulation by numerous federal, state and local regulatory agencies, including but not limited to the U.S. Department of Labor, which sets employment practice standards for workers, and similar state and local agencies. Compliance with these laws has not had and is not anticipated to have a material effect on our results of operations.
Available information
We are a reporting registrant under the Securities Exchange Act of 1934, as amended. Our website address is https://www.gesnetwork.com. The information included on our website is not included as a part of, or incorporated by reference into, this current report on Form 8-K. We will make available through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we have filed or furnished such material to the SEC.
You may read and copy any materials we file with the SEC at the SEC’s Public Reference room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and formation statements, and other information regarding issuers that file electronically with the SEC, at http://www.sec.gov.
1A. RISK FACTORS
There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals, including those described below. You should carefully consider risks described below and the other information included in this current report on Form 8-K, including our financial statements and related notes. Our business, financial condition and results of operations could be harmed by any of the following risks. However, the risks and uncertainties described below are not the only ones we face. If any of the events or circumstances described below were to occur, our business, financial condition and results of operations could be materially adversely affected. As a result, the trading price of our common stock could decline, and investors could lose part or all of their investment.
RISKS RELATED TO OUR BUSINESS
We face competition and if we are unable to compete effectively, we may lose market share and suffer a decline in sales of services.
We face competition from local, regional and national human capital solutions providers that may provide all or some of the services we offer. Our competitors include companies that are engaged in staffing services, such as Kelly Services, Inc, Robert Half International, Inc., MPS Group, Labor Ready, Inc., Manpower, Inc., Randstad Group, Spherion Corporation and companies that are focused on PEO services, such as Administaff, Inc., Automatic Data Processing, Inc. and Gevity HR, Inc. We also face competition from information technology outsourcing firms and broad-based outsourcing and consulting firms that perform individual projects, such as Oasis Outsourcing, and Strategic Outsourcing Inc.
Several of our existing or potential competitors have substantially greater financial, technical and marketing resources than we do, which may enable them to:
•	Develop and expand their infrastructure and service offerings more quickly and achieve greater cost efficiencies.

•	Invest in new technologies.

•	Expand operations into new markets more rapidly.

•	Devote greater resources to marketing.

•	Compete for acquisitions more effectively and complete acquisitions more easily.

•	Aggressively price products and services and increase benefits in ways that we may not be able to match economically.
In order to compete effectively in our markets, we must target our potential customers carefully, continue to improve our efficiencies and the scope and quality of our services, and rely on our service quality, innovation, education and program clarity. If our competitive advantages are not compelling or sustainable, then we are unlikely to increase or sustain profits and our stock price could decline.
In addition, heightened competition among our existing competitors or by new entrants into the market could create additional competitive pressures that may reduce our margins and adversely affect our business. If we fail to successfully respond to these competitive pressures or to implement our strategies effectively, we may lose market share and our results of operations could suffer.
Our staffing business is vulnerable to economic fluctuations. Companies tend to use fewer temporary employees as economic activity slows, while recruiting employees to fill our customers’ needs becomes increasingly difficult during economic booms.
Demand for our staffing services is sensitive to changes in the level of economic activity in the regions in which we do business. As economic activity begins to improve, temporary employees are often added before full-time employees are hired as companies cautiously re-enter the labor market. As a result, our revenues derived from staffing services may be highest at the beginning of an economic recovery. During strong economic periods, however, we often experience shortages of qualified employees to meet customer needs. Also, as economic activity begins to slow down, companies often reduce their use of temporary employees before undertaking layoffs of permanent staff, resulting in decreased demand for staffing services. A significant economic downturn, particularly in the Southeastern or Northeastern United States, could have a material adverse effect on our results of operations and financial condition.
Our business is subject to risks associated with geographic market concentration.
While we currently have 29 operating offices in eight states, in 2005 operations in Florida accounted for approximately 27% of our revenues, operations in Georgia accounted for approximately 48% of our revenues, and operations in Pennsylvania accounted for approximately 11% of our revenues. If these states experience an economic downturn or growth rates slow, or if the regulatory environment changes in a way that adversely affects our ability to do business in these states or limits our competitive advantages in these markets, our profitability and growth prospects may be materially and adversely affected. Further, the effects of hurricanes or other natural disasters could have a material effect on our results of operations and financial condition.
Some of our offices are dependent on a few relatively large customers, and our failure to maintain our relationships with these customers could substantially harm our business and prospects.
Some of our offices are dependent on relationships with a single customer or a few customers, and we expect our reliance on these relationships to continue for the foreseeable future. Any termination or non-renewal of customer relationships could severely and adversely affect the revenues generated by certain of our offices. Furthermore, any future termination, non-renewal or reduction in services that we provide to these select customers would cause our revenues to decline and our operating results would be harmed.
Our revenues are generated to a substantial part by short-term assignments and our inability to maintain similar levels of such assignments in the future could substantially harm our operating results.
We rely on short-term assignments, usually lasting a number of days or weeks, for a majority of our revenues and future results. Because long-term contracts are not a significant part of the staffing services business, future results cannot be reliably predicted by considering past trends or extrapolating past results.

If we are not able to attract new customers, our results of operations could suffer.
Increasing the growth and profitability of our business is particularly dependent upon our ability to retain existing customers and capture additional customers. Our ability to do so is dependent upon our ability to provide industry-leading services and offer competitive prices. If we are unable to execute these tasks effectively, we may not be able to attract a significant number of new customers and our existing customer base could decrease, either or both of which could have an adverse impact on our results of operations.
Our business, results of operations and financial condition may suffer if we are unable to manage future growth.
Our future growth will result in new and increased responsibilities for our management personnel as well as increased demands on our internal systems, procedures and controls, and managerial, administrative, financial, marketing, information and other resources. These new responsibilities and demands may adversely affect our performance. Moreover, we intend to continue to open new offices and to develop new practice areas or lines of business complementary to our core services, which may entail certain start-up and maintenance costs that could be substantial. Any failure to continue to improve our internal systems, procedures and controls, to open new offices, to develop new practice areas or otherwise to manage growth successfully could have a material adverse effect on our business, results of operations and financial condition.
We may not be able to borrow the additional capital needed to provide us with sufficient liquidity and capital resources necessary to meet our future financial obligations.
We expect that our principal sources of funds will be cash generated from our operations. While we believe our sources of liquidity are adequate, we cannot assure you that these sources will provide us with sufficient liquidity and capital resources required to meet our future financial obligations, or to provide funds for our working capital, capital expenditures and other needs for the foreseeable future. We may require additional equity or debt financing to meet our working capital requirements or to fund our capital expenditures. We may not be able to obtain financing on terms satisfactory to us, or at all.
We depend on our senior management and key personnel recruitment and retention of which may be difficult and expensive.
We depend substantially on the continued services and performance of our senior management and other key personnel, particularly Howard Brill, our president and chief executive officer. We have applied for a key person life insurance policy on Mr. Brill but do not maintain, nor do we intend to apply for, such insurance policies on any of our other executive officers. The loss of the services of any of our executive officers or key employees could harm our business. The success of our employment recruiting business depends upon our ability to attract and retain highly skilled professionals who possess the skills and experience necessary to fulfill our customers’ employee search needs. Competition for highly skilled professionals is intense. We believe that we have been able to attract and retain highly qualified, effective professionals as a result of our reputation and our performance-based compensation system. These professionals have the potential to earn substantial commissions and overrides based on the amount of revenues they generate by obtaining executive search assignments, executing search assignments, and assisting other professionals to obtain or complete executive search assignments.
Commissions and overrides represent a significant proportion of these professionals’ total compensation. Any diminution of our reputation could impair our ability to retain existing or attract additional highly skilled professionals. Any inability to attract and retain highly skilled professionals could have a material adverse effect on our executive search business, financial condition and operating results.
We depend on attracting and retaining qualified employees; during periods of economic growth our costs to do so increase and it becomes more difficult to attract and retain people.
The success of our staffing services depends on our ability to attract and retain qualified employees for placement with our customers. Our ability to attract and retain qualified personnel could be impaired by rapid improvement in economic conditions resulting in lower unemployment and increases in compensation. During periods of economic growth, we face growing competition for retaining and recruiting qualified personnel, which in turn leads to greater advertising and recruiting costs and increased salary expenses. If we cannot attract and retain qualified employees, the quality of our services may deteriorate and our reputation and results of operations could be adversely affected.
We may lose customers if any of our search consultants with a strong customer relationship depart our firm to join a competitor.
Our success depends upon the ability of our executive search consultants to develop and maintain relationships with our customers. Notwithstanding the existence of a non-competition agreement, when a consultant leaves one search firm and joins another, customers that have established relationships with the departing consultant may move their business to the consultant’s new employer. The loss of one or more customers is more likely to occur if the departing consultant enjoys widespread name recognition or has developed a reputation as a specialist in executing searches in a particular industry. Our failure to retain our most productive consultants or maintain the quality of service to which our customers are accustomed, and the ability of a departing consultant to move business to his or her new employer, could have a material adverse effect on our business, financial condition and results of operations.
Our service agreements may be terminated on short notice, leaving us vulnerable to loss of a significant amount of customers in a short period of time if business or regulatory conditions change or events occur that negatively affect our reputation.
Our PEO services agreements are generally terminable on 30 days’ notice by either us or the customers. As a result, our customers may terminate their agreement with us at any time, making us particularly vulnerable to changing business or regulatory conditions or changes affecting our reputation or the reputation of our industry.
Our industry has at times received negative publicity and had some stigma associated with it that, if it were to predominate, could cause our business to decline.
Both PEOs and staffing services companies periodically have been tarnished by bad publicity or scandals from bad business judgment or even outright fraud. If we or our industry face negative publicity, customers’ attitudes towards the use of temporary personnel or co-employed workers may worsen, and they may be unwilling to enter into or continue our staffing or co-employment relationships. If a negative perception were to persist, it would be more difficult for us to attract and retain customers.
We face risks associated with maintaining our professional reputation and establishing and maintaining our brand name.
Our ability to secure new employee recruiting engagements and to hire qualified professionals is highly dependent upon our overall reputation and brand name recognition as well as the individual reputations of our professionals. We obtain a majority of our new engagements by referrals from existing customers. Therefore, the dissatisfaction of any customer could have a disproportionate, adverse impact on our ability to secure new engagements. Any factor that diminishes our reputation or the reputation of any of our personnel could make it more difficult for us to compete successfully for both new engagements and qualified personnel. This could have an adverse effect on our executive search business, financial condition and operating results.
Because we assume the obligation to make wage, tax and regulatory payments in respect of some employees, we are exposed to customer credit risks.
We generally assume responsibility for and manage the risks associated with our customers’ employee payroll obligations, including liability for payment of salaries and wages (including payroll taxes), as well as group health and retirement benefits. These obligations are fixed, whether or not the customer makes payments required by our services agreement, which exposes us to credit risks. We attempt to mitigate this risk by invoicing our staffing customers weekly and our PEO customers at the end of their specific payroll processing cycle. PEO invoices are due prior to the release of the customers’ payroll. We also carefully monitor the timeliness of our customers’ payments and impose strict credit standards on our customers. If we fail to successfully manage our credit risk, our results of operations and financial condition could be materially and adversely affected.

If we are found not to be an “employer” under certain laws and regulations, our customers may stop using our services, and we may be subject to additional liabilities.
We believe that we are an employer of record for the employees provided to our PEO and temporary staffing services customers on a co-employment basis under the various laws and regulations of the Internal Revenue Service and the U.S. Department of Labor. If we are determined not to be an employer under such laws and regulations and are therefore unable to assume obligations of our customers for employment and other taxes, our customers may be held jointly and severally liable for payment of such taxes. Some customers or prospective customers may view such potential liability as an unacceptable risk, discouraging current customers from continuing a relationship with us or prospective customers from entering into a new relationship with us.
Any determination that we are not an employer for purposes of the Employee Retirement Income Security Act could adversely affect our cafeteria benefits plan and retirement plans operated under Section 125 and Section 401(k) of the Internal Revenue Code, respectively, and result in liabilities and penalties to us under the plans.
We may be exposed to employment-related claims, legal liability and costs from both customers and employers that could adversely affect our business, financial condition and results of operations, and our insurance coverage may not cover all of our potential liability.
We either co-employ employees in connection with our PEO arrangements or place our employees in our customers’ workplace in connection with our staffing business. As such, we are subject to a number of risks inherent to our status as an employer, including without limitation:
•	Claims of misconduct or negligence on the part of our employees.

•	Claims against our employees of discrimination or harassment.

•	Claims by our employees of discrimination or harassment directed at them, including claims relating to actions of our customers.

•	Immigration-related claims, such as claims related to the employment of illegal aliens or unlicensed personnel.

•	Payment of workers’ compensation claims and other similar claims.

•	Violations of wage, hour and other workplace regulations.

•	Claims relating to employee benefits, entitlements to employee benefits, or errors in the calculation or administration of such benefits.

•	Retroactive entitlement to employee benefits.

•	Errors and omissions of our temporary employees, particularly in the case of professionals.

•	Claims by our customers relating to our employees’ misuse of customer proprietary information, misappropriation of funds, other criminal activity or torts, or other similar claims.
We are also exposed to potential claims with respect to the recruitment process. A customer could assert a claim for matters such as breach of a blocking arrangement or recommending a candidate who subsequently proves to be unsuitable for the position filled. Further, the current employer of a candidate whom we place could file a claim against us alleging interference with an employment contract. In addition, a candidate could assert an action against us for failure to maintain the confidentiality of the candidate’s employment search or for alleged discrimination or other violations of employment law by one of our customers.
While we maintain employee practices liability insurance, we may incur unreimbursed out-of-pocket losses, fines or negative publicity with respect to these problems. In addition, some or all of these claims may give rise to litigation, which could be time-consuming to our management team and costly and could have a negative impact or our business. In some cases, we have agreed to indemnify our customers against some or all of these types of liabilities. With respect to claims involving our co-employer relationship with our PEO and staffing customers, although our PEO and staffing services agreement provides that the customer will indemnify us for any liability attributable to the conduct of the customer or its employees, we may not be able to enforce such contractual indemnification, or the customer may not have sufficient assets to satisfy its obligations to us. We cannot assure you that we will not experience these problems in the future or that our insurance will cover all claims or that our insurance coverage will continue to be available at economically feasible rates.

Adverse developments in the market for excess workers’ compensation insurance could lead to increases in our costs.
We are insured from first dollar coverage, with minimal loss retention, and our maximum exposure to workers’ compensation claims is the pre-determined premiums paid. Changes in the market for excess workers’ compensation insurance may lead to limited availability of such coverage or additional increases in our insurance costs, either of which may have a material adverse effect on our financial condition.
We operate in a complex regulatory environment, and failure to comply with applicable laws and regulations could adversely affect our business.
Corporate human resource operations are subject to a broad range of complex and evolving laws and regulations, including those applicable to payroll practices, benefits administration, employment practices and privacy. Because our customers have employees in many states throughout the United States, we must perform our services in compliance with the legal and regulatory requirements of multiple jurisdictions. Some of these laws and regulations may be difficult to ascertain or interpret and may change from time to time. Violation of such laws and regulations could subject us to fines and penalties, damage our reputation, constitute a breach of our customer agreements, impair our ability to obtain and renew required licenses, and decrease our profitability or competitiveness. If any of these effects were to occur, our operating results and financial condition could be adversely affected.
Changes in government regulations may result in restrictions or prohibitions applicable to the provision of employment services or the imposition of additional licensing, regulatory or tax requirements.
Our PEO and staffing businesses are heavily regulated in most jurisdictions in which we operate. We cannot assure you that the states in which we conduct or seek to conduct business will not:
•	Impose additional regulations that prohibit or restrict employment-related businesses like ours.

•	Require additional licensing or add restrictions on existing licenses to provide employment-related services.

•	Increase taxes or make changes in the way in which taxes are calculated for providers of employment-related services.

•	Make changes in the way in which employee benefits are required for providers of employment-related services.
Any changes in applicable laws and regulations may make it more difficult or expensive for us to do business, inhibit expansion of our business, or result in additional expenses that limit our profitability or decrease our ability to attract and retain customers.
We may find it difficult to expand our business into additional states due to varying state regulatory requirements.
Future growth in our operations depends, in part, on our ability to offer our services to prospective customers in new states, which may subject us to different regulatory requirements and standards. In order to operate effectively in a new state, we must obtain all necessary regulatory approvals, adapt our procedures to that state’s regulatory requirements and modify our service offerings to adapt to local market conditions. In the event that we expand into additional states, we may not be able to duplicate in other markets the financial performance experienced in our current markets.
Changes in state unemployment tax laws and regulations could adversely affect our business.
Recently, there has been significant negative publicity relating to the use of staffing or PEO companies to shield employers from poor unemployment history and high state unemployment taxes, also referred to as SUTA. PEOs effectively manage their SUTA rate to a much lower rate than most customers would do on their own. New legislation enacted at the state or federal level to try to counter this perceived problem could have a material adverse effect on our business by limiting our ability to market our services or making our services less attractive to our customers and potential customers. Some states require that the customer retain their own SUTA rate when utilizing a PEO, and others permit the PEO to pay this under the experience of the PEO. PEOs can exist in either environment.
We are dependent upon technology services, and if we experience damage, service interruptions or failures in our computer and telecommunications systems, or if our security measures are breached, our customer relationships and our ability to attract new customers may be adversely affected.
Our business could be interrupted by damage to or disruption of our computer and telecommunications equipment and software systems, and we may lose data. Our customers’ businesses may be adversely affected by any system or equipment failure we experience. As a result of any of the foregoing, our relationships with our customers may be impaired, we may lose customers, our ability to attract new customers may be adversely affected and we could be exposed to contractual liability. Precautions in place to protect ourselves from, or minimize the effect of, such events may not be adequate.
In addition, our business involves the storage and transmission of customers’ proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to customer data, our reputation will be damaged, our business may suffer and we could incur significant liability. Techniques used to obtain unauthorized access or to sabotage systems change frequently and are growing increasingly sophisticated. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, we could be liable and the market perception of our services could be harmed.
Acquisitions subject us to various risks, including risks relating to selection and pricing of acquisition targets, integration of acquired companies into our business and assumption of unanticipated liabilities.
We may make acquisitions in the future. We cannot assure you that we will be able to identify or consummate any additional acquisitions on favorable terms or at all. If we do pursue acquisitions, we may not realize the anticipated benefits of the acquisitions. Acquisitions involve many risks, including risks relating to the assumption of unforeseen liabilities of an acquired business, adverse accounting charges, exposure to workers’ compensation and other costs in differing regulatory environments, the diversion of management’s attention to the assimilation of the operations and personnel of the acquired companies, adverse short-term effects on our operating results, operational challenges arising out of integration of management information systems, and difficulties in integrating acquired companies into our business, both from a cultural perspective, as well as with respect to personnel and customer retention and technological integration. Acquired liabilities may be significant and may adversely affect our financial condition or results of operations. Our inability to successfully integrate acquired businesses may lead to increased costs, failure to generate expected returns, accounting charges, or even a total loss of amounts invested, any of which could have a material adverse effect on our financial condition and results of operations.
Our business may be impeded by restrictions imposed by off-limits agreements.
Either by agreement with customers, or for customer relationship or marketing purposes, executive search firms frequently refrain, for a specified period of time, from recruiting employees of a customer, and possibly other entities affiliated with such customer, when conducting searches on behalf of other customers (an “off-limits agreement”). Off-limits agreements generally remain in effect for one or two years following completion of an assignment. The duration and scope of the off-limits agreement, including whether it covers all operations of the customer and its affiliates or only certain divisions of a customer, generally are subject to negotiation or internal policies and may depend on such factors as the length of the customer relationship, the frequency with which the executive search firm has been engaged to perform executive searches for the customer and the amount of revenues the executive search firm has generated or expects to generate from the customer. Some of our customers are recognized as industry leaders and employ a significant number of qualified executives who are potential recruitment candidates for other companies. Our inability to recruit employees of such a customer may make it difficult for us to obtain search assignments from, or to fulfill search assignments for, other companies in that customer’s industry. There can be no assurance that off-limits agreements will not impede our growth or our ability to attract and serve new customers, or otherwise have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATING TO OUR COMMON STOCK
There has been no active public market for our common stock, and prospective investors may not be able to resell their shares at or above the purchase price paid by such investor, or at all.
It is intended that our common stock will become eligible for trading on the OTC Bulletin Board trading system. The OTC Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of market volatility for securities that trade on the OTC Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors including:
•	The lack of readily available price quotations.

•	The absence of consistent administrative supervision of “bid” and “ask” quotations.

•	Lower trading volume.

•	Market conditions.
In addition, the value of our common stock could be affected by:
•	Actual or anticipated variations in our operating results.

•	Changes in the market valuations of other human capital solutions companies.

•	Announcements by Global or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

•	Adoption of new accounting standards affecting our industry.

•	Additions or departures of key personnel.

•	Introduction of new services by Global or its competitors.

•	Sales of common stock or other securities in the open market.

•	Changes in financial estimates by securities analysts.

•	Conditions or trends in the market in which Global operates.

•	Changes in earnings estimates and recommendations by financial analysts.

•	Our failure to meet financial analysts’ performance expectations.

•	Other events or factors, many of which are beyond our control.
In a volatile market, you may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required either to sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using common stock as consideration.
We have no current plan to pay dividends on our common stock and investors may lose the entire amount of their investment.
We have no current plans to pay dividends on our common stock. Therefore, investors will not receive any funds absent a sale of their shares. We cannot assure investors of a positive return on their investment when they sell their shares nor can we assure that investors will not lose the entire amount of their investment.
Our common stock may be considered “a penny stock” and may be difficult to sell.
The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. If, upon development of a market, the market price of the common stock falls below $5.00 per share, the SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. These rules may restrict the ability of brokers-dealers to sell the common stock and may affect the ability of investors to sell their shares.
A significant amount of common stock will be eligible for sale on the one-year anniversary of the recapitalization, and its sale could depress the market price of our common stock.
Members of our senior management are prohibited from selling shares of their common stock during the year following the recapitalization, and are prohibited from selling more than 1/3 of their common stock during the year thereafter. Sales of a significant number of shares of common stock in the public market commencing in a year could lower the market price of our common stock. All of Global’s stockholders are subject to Rule 144 under the Securities Act, which, in general, permits a person who has held restricted shares for a period of one year, upon filing with the SEC a notification on Form 144, to sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.
We cannot assure you that we will list our common stock on NASDAQ or any other securities exchange.
Although we intend to apply to list the common stock on NASDAQ or the American Stock Exchange after the recapitalization, we cannot assure you that we will be able to meet the initial listing standards of either of those or any other stock exchange, or that we will be able to maintain a listing of the common stock on either of those or any other stock exchange. After the recapitalization, if we were unable to list the common stock on NASDAQ, the American Stock Exchange or another stock exchange, or to maintain the listing, we expect that our common stock will be eligible to trade on the OTC Bulletin Board, maintained by NASDAQ, another over-the-counter quotation system, or on the “pink sheets,” where an investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock. In addition, we would be subject to a SEC rule that, if we failed to meet the specified criteria, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of the common stock. It would also make it more difficult for us to raise additional capital after the recapitalization.
Securities analysts may not initiate coverage or continue to cover our common stock and this may have a negative impact on our common stock’s market price.
The trading market for our common stock may depend significantly on the research and reports that securities analysts publish about us or our business. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our common stock’s market price. If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regularly reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
Our certificate of incorporation contains anti-takeover provisions which could discourage or prevent a takeover even if an acquisition would be beneficial to our stockholders.
Our board of directors, without further stockholder approval, may issue preferred stock, with such terms as the board of directors may determine, that could have the effect of delaying or preventing a change in control. The issuance of preferred stock could also adversely affect the voting powers of the holders of our common stock, including the loss of voting control to others.

Our compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly.
Our management does not have experience as officers of publicly traded companies, and Global Employment Solutions has never operated as a public company. It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act after the recapitalization. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires publicly traded companies to obtain.
If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.
Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and current SEC regulations, beginning with our annual report on Form 10-K for the 2006 fiscal year, we will be required to furnish a report by our management on our internal control over financial reporting. Such report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of 2006. We are just beginning the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management’s assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.
In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.
In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.
Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure also could adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-

Oxley Act of 2002. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.
2. FINANCIAL INFORMATION
(a) Selected financial information
The following table sets forth the consolidated financial data of Global Employment Solutions for the fiscal years ended January 1, 2006, January 2, 2005, December 28, 2003, December 29, 2002 and December 30, 2001. The data should be read in conjunction with our corresponding consolidated financial statements and notes thereto, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” below.

Fiscal years ended	2005	2004	2003	2002	2001
(All amounts in thousands, except per share data)				(Unaudited)	(Unaudited)
Revenues, net	$111,563	$97,126	$85,568	$64,144	$53,940
Gross profit	$34,370	$30,200	$27,231	$22,414	$24,090
SG&A expenses	$24,326	$23,935	$22,630	$25,341	$23,643
Depreciation and amortization	$729	$734	$707	$1,560	$2,008
Operating income (loss)	$9,314	$5,531	$3,894	$(4,487)	$(1,561)
Other income (expense)	$(58,100)	$(704)	$(798)	$(969)	$(5,858)
Net income (loss) before extraordinary items	$(52,418)	$2,793	$1,673	$(3,714)	$(4,224)
Gain on extinguishment of debt	—	—	—	$23,026	—
Net income (loss)	$(52,418)	$2,793	$1,673	$19,313	$(4,224)
Dividend paid to Series C preferred shareholders	$(6,300)	—	—	$(289)	$(1,070)
Income (loss) available to common shareholders	$(58,718)	$2,793	$1,673	$19,024	$(5,294)
Income (loss) per share:
Basic
Net income (loss) before extraordinary items	$(31.35)	$1.31	$0.72	$(2.33)	$(7.64)
Gain on extinguishment of debt	—	—	—	$13.38	—
Income (loss) available to common shareholders	$(31.35)	$1.31	$0.72	$11.06	$(7.64)
Weighted average number of basic shares outstanding	1,873	2,130	2,310	1,720	693

Diluted
Net income (loss) before extraordinary items	$(24.31)	$1.05	$0.59	$(2.33)	$(7.64)
Gain on extinguishment of debt	—	—	—	$13.38	—
Income (loss) available to common shareholders	$(24.31)	$1.05	$0.59	$11.06	$(7.64)
Weighted average number of diluted shares outstanding	2,415	2,672	2,852	1,720	693

Total assets	$52,920	$51,014	$51,953	$51,215	$46,987
Long-term debt	—	$17,800	$17,370	$16,940	$17,188
Shareholder’s equity (deficit)	$(49,245)	$10,187	$7,395	$5,723	$(13,158)

The following summarizes quarterly operating results:

2005 Quarters	1st	2nd	3rd	4th
(All amounts in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues, net	$24,673	$26,476	$29,987	$30,427
Gross profit	$8,060	$8,539	$9,217	$8,554
Net income (loss)	$1,027	$1,436	$1,667	$(56,548	)*
Income (loss) available to common shareholders	$(5,273)	$1,436	$1,667	$(56,548	)*
Income (loss) per share:
Basic	$(2.45)	$0.64	$0.74	$(68.06	)*
Diluted	$(1.96)	$0.51	$0.60	$(41.19	)*

* Includes adjustment for fair market value of restricted common stock and redeemable preferred stock.

2004 Quarters	1st	2nd	3rd	4th
(All amounts in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues, net	$22,397	$24,695	$24,848	$25,186
Gross profit	$6,845	$7,510	$7,715	$8,130
Net income	$416	$914	$782	$681
Income available to common shareholders	$416	$914	$782	$681
Income per share:
Basic	$0.18	$0.41	$0.39	$0.34
Diluted	$0.15	$0.33	$0.31	$0.27
(b) Management’s discussion and analysis of financial condition and results of operations
You should read the following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” together with the financial statements and related notes included elsewhere in this current report on Form 8-K.
Overview
Our revenues consist of staffing services and PEO services fees. Staffing services revenues are derived from services performed for direct hire placement, short-term temporary staffing, contract temporary staffing, on-site management and human resources administration. PEO services revenues are derived from contractual agreements with PEO customers. Our staffing services revenues represent all amounts invoiced to customers for direct payroll, employer payroll related taxes, workers’ compensation coverage and a service fee (equivalent to a mark-up percentage). PEO service fee revenues are recognized in accordance with EITF 99-19, Reporting Revenues Gross as a Principal Versus Net as an Agent. As such, our PEO services revenues include amounts invoiced to PEO customers for employer payroll related taxes, workers’ compensation coverage, and a gross profit. Thus, amounts invoiced to PEO customers for salaries, wages, health insurance and employee out-of-pocket expenses incurred incidental to employment are excluded from PEO services revenues and cost of services.
The cost of services is comprised of direct payroll costs for staffing services, employer payroll-related taxes and employee benefits and workers’ compensation. Direct payroll costs represent the gross payroll earned by staffing services employees based on salary or hourly wages. Payroll taxes and employee benefits consist of the employer’s portion of social security and Medicare taxes, federal unemployment taxes, state unemployment taxes and staffing services employee reimbursements for materials, supplies and other expenses, which are paid by the customer.

Workers’ compensation expense consists primarily of premiums incurred based upon the classification code of the payroll costs.
Selling, general and administrative, also referred to as SG&A, expenses represent both branch office and corporate-level operating expenses. Branch operating expenses consist primarily of branch office payroll and personnel related costs, advertising, rent, office supplies and branch incentive compensation. Corporate-level operating expenses consist primarily of executive and office staff payroll and personnel related costs, professional and legal fees, marketing, travel, occupancy costs, information systems costs and executive and corporate staff incentive bonuses.
Depreciation is computed using the straight-line method over the assets’ estimated useful lives ranging from 3 to 10 years. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the lease term. Amortization of other assets consists of the amortization of contractual operating rights, which are amortized using the straight-line method which approximates the effective interest method over their estimated useful lives of two to three years.
Critical accounting policies and estimates
We have identified the policies listed below as critical to our business and the understanding of its results of operations. For a detailed discussion of the application of these and other accounting policies, see note A in the notes to the financial statements included in Item 15 of this current report on Form 8-K. Note that the preparation of this current report on Form 8-K requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Revenue recognition.
Our PEO revenues consist of amounts received or receivable under employee leasing customer service agreements. Amounts billed to PEO customers include actual wages of employees dedicated to each work-site and related payroll taxes, a contractual administrative fee, workers’ compensation charges and health care charges at rates provided for in the agreements. PEO gross profit includes the administrative fees earned plus the differential in amounts charged to customers for workers’ compensation coverage and unemployment insurance for the leased employees and our actual cost of the insurance. Based on the subjective criteria established by EITF No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, we record PEO revenues net, having determined that this better reflects the substance of the transactions between us and our PEO customers. We believe this provides greater comparability to the financial results of the rest of the industry. In addition, it allows us to focus on, and investors to better understand, our financial results.
Revenues relating to earned but unpaid wages of work-site employees at the end of each period are recognized as unbilled accounts receivable and revenues, and the related direct payroll costs are accrued as earned by the work-site employees. Subsequent to the end of each period, such wages are paid and the related revenues are billed.
Health care billings are concurrent with insurance provider billings. All billings for future health care coverage are deferred, usually less than one calendar month, and recognized over the proper service dates.
Temporary service revenues are recognized as our employees render services to customers. Permanent placement revenues are recognized when employment candidates accept offers of permanent employment. Provisions for sales allowances, based on historical experience, are recognized at the time the related sale is recognized.
Allowance for doubtful accounts.
In our business, we must make estimates of the collectibility of accounts receivable. At the end of our 2005 fiscal year, on January 2, 2006, accounts receivable represented approximately 41% of our total assets. Management analyzes historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in the customers’ payment tendencies when evaluating the adequacy of the allowance for doubtful accounts. We monitor all accounts weekly and evaluate the allowance for doubtful accounts quarterly. If our customers’ financial condition were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
Intangible assets and goodwill.
Goodwill, which on January 1, 2006 represented approximately 35% of our total assets, represents the excess of the purchase prices over the fair value of assets acquired in the business acquisitions of the subsidiaries disclosed previously in note A in the notes to the financial statements included in Item 15 of this current report on Form 8-K. Goodwill is evaluated annually for impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, also referred to as SFAS No. 142. As a result of the adoption of SFAS No. 142, we discontinued the amortization of goodwill effective December 31, 2001. SFAS No. 142 also requires that we perform periodic impairment tests at least annually or sooner if indicators of impairment arise at an interim date. We perform the annual impairment test as of the last day of each fiscal year. The two-step approach to assess goodwill impairment requires us first to compare the estimated fair value of each reporting unit that contains goodwill to the carrying amount of the unit’s assets and liabilities, including goodwill. If the fair value of the reporting unit is below its carrying amount, then the second step of the impairment test is performed in which the current fair value of the unit’s assets and liabilities will determine the implied fair value of the unit’s goodwill and the resultant impairment charge.
SFAS No. 142 describes various potential methodologies for determining fair value, including discounted cash flow analysis (present value technique) and techniques based on multiples of earnings, revenue, EBITDA, and/or other financial measures. Due to the observable operating and economic characteristics of our company and the staffing industry in which it operates, management determined that a valuation based on multiples of EBITDA, supported by staffing industry business acquisition data, was the most appropriate valuation methodology.
We determined that each of our subsidiaries was an individual reporting unit as defined by SFAS No. 142. Accordingly, each subsidiary that had goodwill recorded, Excell Personnel Service, Friendly Advanced Software Technology and Main Line Personnel Services in our staffing services segment, and Southeastern Staffing in our PEO services segment, was valued for purposes of the impairment calculation based on multiples of trailing twelve month EBITDA for the annual impairment test. Based upon the results of step one of the impairment test, in each instance the fair value of the reporting unit exceeded its carrying value. Accordingly, step two of the impairment test was not required and no impairment charge was required during the fiscal years 2005, 2004 or 2003.
Stock-based compensation
We adopted the fair value method of accounting pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, for all issuances of stock options to non-employees of the company. We used the intrinsic value method under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for all stock options issued to employees up until January 1, 2006. Under APB No. 25, compensation cost is recognized to the extent that the exercise price is less than the market price for the underlying stock on the date of grant.
We did not grant any stock options to employees during our fiscal years 2003, 2004 and 2005 and there were no outstanding stock option grants as of January 1, 2006.
In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payments (SFAS No. 123(R)), which was intended to replace SFAS No. 123 and supercede APB No. 25. As issued, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. The pro forma disclosures previously permitted under SFAS No. 123 no longer is an alternative to financial statement recognition. In April 2005, the SEC issued a press release that revises the required date of adoption of SFAS 123(R). The SEC allows companies to postpone adoption of SFAS 123(R) until the beginning of the first annual period beginning after June 15, 2005. Consequently, we will adopt the fair value method of accounting pursuant to SFAS No. 123(R) for all issuances of restricted stock and stock options beginning in the fiscal year 2006. We have not yet determined the effect on our financial position or results of operation of adopting SFAS No. 123(R).
New accounting pronouncements
For a discussion of recent accounting pronouncements and their potential effect on our results of operations and financial condition, refer to note A in the notes to the financial statements included in Item 15 of this current report on Form 8-K.
Results of operations
The following table sets forth the percentages of total revenues represented by selected items in our statements of operations for the fiscal years ended 2005, 2004 and 2003, included in Item 15 of this current report on Form 8-K. References below to notes to financial statements are references to the notes to the financial statements included in Item 15 of this current report on Form 8-K.
Percentage of total net revenues

Fiscal years ended	2005	2004	2003
Net revenues	100.0%	100.0%	100.0%
Cost of services	69.2%	68.9%	68.2%

Gross profit	30.8%	31.1%	31.8%

Operating expenses
SG&A	21.8%	24.6%	26.4%
Depreciation and amortization	0.7%	0.8%	0.9%

Total operating expenses	22.5%	25.4%	27.3%

Operating income (loss)	8.3%	5.7%	4.5%

Other income (expense)	(52.1%)	(0.7%)	(0.9%)

Income (loss) before income taxes	(43.8%)	5.0%	3.6%
Income tax expense (benefit)	3.3%	2.1%	1.6%

Net income (loss)	(47.1%)	2.9%	2.0%

We report PEO revenues on net as opposed to gross basis as described above. The gross revenues and cost of revenues information below, although not in accordance with generally accepted accounting principles, also referred to as GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of our business activity and useful in managing its operations.

A reconciliation of non-GAAP gross revenues to net revenues is as follows for the fiscal years ended 2005, 2004 and 2003:

	Gross reporting method	Reclassification	Net reporting method
For the fiscal year ended 2005:
Revenues, net	$439,990,898	$(328,428,380)	$111,562,518
Cost of services	(405,621,025)	328,428,380	(77,192,645)

Gross profit	$34,369,873	$—	$34,369,873

For the fiscal year ended 2004:
Revenues, net	$381,368,111	$(284,242,332)	$97,125,779
Cost of services	(351,168,380)	284,242,332	(66,926,048)

Gross profit	$30,199,731	$—	$30,199,731

For the fiscal year ended 2003:
Revenues, net	$326,355,119	$(240,787,377)	$85,567,742
Cost of services	(299,124,287)	240,787,377	(58,336,910)

Gross profit	$27,230,832	$—	$27,230,832

Fiscal years ended 2005 and 2004 (amounts are rounded to the nearest thousands)
Revenues for the fiscal year ended 2005 totaled $111,563,000, an increase of $14,437,000 or 14.9% over 2004 revenues of $97,126,000. The increase in total revenues was due primarily to growth in both staffing services revenues and PEO service fee revenues.
PEO services revenues increased $3,317,000 or 12.3%, while staffing services revenues increased $11,120,000 or 15.9%. The increase in PEO service fee revenues for 2005 was primarily due to increased demand for our human resource management services. The increase in staffing services revenues for 2005 was primarily due to the increased service offerings as well as the maturing of new branch openings. Management expects that demand for our staffing services will continue to reflect overall economic conditions in our market areas. The share of staffing services revenues increased to 72.8% of total revenues for 2005, as compared to 72.1% for 2004. The share of PEO services revenues decreased to 27.2% of total revenues for 2005, as compared to 27.9% for 2004.
Net loss for the fiscal year ended 2005 was $52,418,000, a decrease of $55,211,000 over the net income of $2,793,000 for 2004. The decrease in the net income was attributable to the recording of a restricted stock compensation expense and a fair market value valuation of redeemable preferred stock totaling $57,845,000 related to the impending recapitalization as discussed in Item 1.01 and 2.01 of this current report on Form 8-K. We recorded these expenses because it was probable that the recapitalization would occur. For a further discussion of this, please refer to note M in the notes to the financial statements included in Item 15 of this current report on Form 8-K. Net income adjusted for the stock compensation increased $2,634,000 over 2004 due to higher gross margin dollars as a result of significant growth in our staffing services and PEO services business, offset by a small increase in SG&A expenses as a result of leveraging our existing resources. Our improved operating results continue to reflect, in part, the competitive advantage of offering a broad array of human resource management services through our PEO arrangements, expanded service offerings in the staffing segment and leveraging the human resources in each of our locations. This competitive advantage has enabled us to significantly increase business opportunities in all the locations we service. We anticipate this favorable trend to continue into the foreseeable future.
Basic loss per share for 2005 was $(31.35) and diluted loss per share for 2005 was $(24.31) as compared to basic and diluted income per share of $1.31 and $1.05, respectively for 2004. The decrease was a direct result of the restricted stock compensation expense and the $6.3 million dividend paid to preferred stockholders in March 2005.
Gross margin for 2005 totaled $34,370,000, which represented an increase of $4,170,000 or 13.8% over 2004. The gross margin percent decreased from 31.1% of revenues for 2004 to 30.8% for 2005. The decrease in the gross margin percentage was due to higher payroll taxes, offset by lower workers’ compensation costs and a slight increase in permanent placement revenues, as a percentage of net revenues. The increase in payroll taxes from 2004 to 2005 was primarily attributable to higher statutory state unemployment tax rates in various states in which we operate.

Workers’ compensation expense for 2005 totaled $13,295,000, which compares to $12,419,000 for 2004, a 7.1% increase. The increase in workers’ compensation expense was generally due to increased business activity, offset by favorable loss experience and other discounts available with respect to safety and loss management. We expect gross margin, as a percentage of net revenues, to continue to be influenced by fluctuations in the mix between staffing and PEO services, including the mix within the staffing segment. Future gross margin trends can be affected by changes in statutory unemployment rates as well as workers’ compensation expense, which may be negatively affected by unanticipated adverse loss development of claims reserves.
In connection with our workers’ compensation program, we have maintained guaranteed cost policies with minimal loss retention for workers compensation coverage in the states in which we operate. Management believes that we obtained the most favorable terms and conditions available given current market conditions.
SG&A expenses consist of compensation and other expenses incident to the operation of our headquarters, the branch offices and the marketing of our services. SG&A expenses for 2005 amounted to $24,326,000, an increase of $391,000 or 1.6% over 2004. SG&A expenses, expressed as a percentage of net revenues, declined from 24.6% for 2004 to 21.8% for 2005. The increase in total SG&A dollars was primarily due to increases in branch personnel and related expenses as well as marketing costs as a result of the growth in our business, offset by decreases in professional fees. We expect SG&A expenses to increase in 2006 as a result of additional professional fees, internal staff and consulting costs related to being a public company, as well as additional costs associated with the implementation of Sarbanes Oxley processes and procedures.
Depreciation and amortization totaled $729,000 for 2005, which compares to $734,000 for 2004. The depreciation and amortization expense level remained comparable to 2004 amounts due to current low level of capital expenditures.
Interest expense totaled $256,000 for 2005, a decrease of $434,000 from 2004 due to a decrease in amortization of debt discount and issuance costs.
Our effective income tax rate for 2005 was (7.6%), as compared to 42.1% for 2004. The lower 2005 effective rate was primarily attributable to the restricted stock compensation expense and the valuation of redeemable preferred stock, which is not deductible for federal income tax purposes.
On January 1, 2006, we had net deferred income tax assets of $8,184,000 primarily reflecting temporary differences between taxable income for financial accounting and tax purposes, which will reduce taxable income in future years. As discussed in note I in the notes to the financial statements including in Item 15 of this current report on Form 8-K, and pursuant to GAAP, we are required to assess the realization of the deferred income tax assets as significant changes in circumstances may require adjustments during future periods. We have established a valuation allowance against our net deferred tax assets as of January 1, 2006 and January 2, 2005, of $895,000. The valuation allowance results from uncertainty regarding our ability to produce sufficient state taxable income in various states in future periods necessary to realize the benefits of the related deferred tax assets. We determined that the net deferred tax assets related to specific state net operating loss carryforwards should remain subject to an allowance until it has forecasted net income into the foreseeable future sufficient to realize the related state net deferred tax assets. The amount of the net deferred income tax assets actually realized could vary, if there are differences in the timing or amount of future reversals of existing deferred income tax assets or changes in the actual amounts of future taxable income as compared to operating forecasts. If our operating forecast is determined to no longer be reliable due to uncertain market conditions, our long-term forecast may require reassessment. As a result, in the future, a valuation allowance may be required to be established for all or a portion of the net deferred income tax assets. Such a valuation allowance could have a significant effect on our future results of operations and financial position.
We offer various qualified employee benefit plans to our employees, including our PEO employees. These qualified employee benefit plans include a savings plan under Section 401(k) of the Internal Revenue Code, a cafeteria plan under Section 125 of the Internal Revenue Code, a group health plan, a group life insurance plan and group disability insurance plan. Generally, qualified employee benefit plans are subject to provisions of both the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. In order to qualify for favorable tax treatment under the Internal Revenue Code, qualified plans must be established and maintained by an employer for the exclusive benefit of its employees.

Fiscal years ended 2004 and 2003 (amounts are rounded to the nearest thousands)
Revenues for the fiscal year ended 2004 totaled $97,126,000, an increase of approximately $11,558,000 or 13.5% over 2003 revenues of $85,568,000. The increase in total revenues was due to significant growth in both staffing services and PEO service fee revenues.
PEO services revenues increased $3,143,000 or 13.1%, while staffing services revenues increased $8,415,000 or 13.7%, which resulted in a slight decrease in the share of PEO service fee revenues to 27.9% of total revenues for 2004, as compared to 28% for 2003. The increase in PEO service fee revenues for 2005 was primarily due to increased demand for our human resource management services. The increase in staffing services revenues for 2005 was primarily due to the increased service offerings as well as new branch openings. The share of staffing services revenues had a corresponding increase from 72% of total revenues for 2003 to 72.1% for 2004.
Net income for the fiscal year ended 2004 was $2,793,000, an improvement of $1,120,000 over the net income of $1,673,000 for 2003. The improvement in the net income was primarily attributable to higher gross margin dollars, primarily due to a 13.5% increase in revenues, offset in part by an increase in SG&A expenses to support the increase in business activity. Basic income per share for 2004 was $1.31 and diluted income per share for 2004 was $1.05 as compared to basic and diluted income per share of $0.72 and $0.59, respectively for 2003.
Gross margin for 2004 totaled $30,200,000, which represented an increase of $2,969,000 or 10.9% over 2003. The gross margin percent decreased from 31.8% of revenues for 2003 to 31.1% for 2004. The decrease in the gross margin percentage was due to higher payroll taxes, offset by lower workers’ compensation costs and a slight increase in permanent placement revenues, as a percentage of net revenues. The increase in payroll taxes from 2003 to 2004 was primarily attributable to higher statutory state unemployment tax rates in various states in which we operate. Workers’ compensation expense for 2004 totaled $12,419,000, which compares to $11,465,000 for 2003, an 8.3% increase. The increase in workers’ compensation expense was generally due to increased business activity, offset by favorable loss experience and other discounts available with respect to safety and loss management.
SG&A expenses for 2004 amounted to $23,935,000, an increase of $1,305,000 or 5.8% over 2003. SG&A expenses, expressed as a percentage of net revenues, declined from 26.4% for 2003 to 24.6% for 2004. The increase in total SG&A dollars was primarily due to increases in branch personnel and related expenses as a result of the growth in all business lines as well as the addition of additional service offerings and new branches.
Depreciation and amortization totaled $734,000 for 2004, which compares to $707,000 for 2003. The depreciation and amortization expense level remained comparable to 2003 amounts due to low level of capital expenditures.
Interest expense totaled $690,000 for 2004, a decrease of $122,000 from 2003 due to a decrease in our borrowing needs due to cash generated from operations.
Fluctuations in quarterly operating results
We have historically experienced significant fluctuations in our quarterly operating results and anticipate such fluctuations to continue in the future. Our operating results may fluctuate due to a number of factors such as seasonality, wage limits on payroll taxes, claims experience for workers’ compensation, demand and competition for services. Our revenue levels fluctuate from quarter to quarter primarily due to the impact of seasonality on our staffing services business. As a result, we normally experience a drop in revenues in the first quarter of each year compared to the previous fourth quarter results. Payroll taxes and benefits fluctuate with the level of direct payroll costs, but tend to represent a smaller percentage of revenues and direct payroll later in the fiscal year as federal and state statutory wage limits for unemployment and social security taxes are exceeded by some employees.
Liquidity and capital resources
Our cash position at January 1, 2006 of $138,000 changed slightly from $152,000 at January 2, 2005. The change in cash at January 1, 2006 was primarily generated from net income, as adjusted for the restricted stock compensation expense, valuation of redeemable preferred stock, increases in accrued payroll, payroll taxes and related benefits, workers’ compensation liabilities and bank overdrafts, offset by increases in accounts receivable, prepaid and other assets.
Net cash provided by operating activities for 2005 amounted to $5,066,000, as compared to net cash provided by operating activities of $6,171,000 for 2004. For 2005, net cash provided by operating activities was primarily attributable to net income of $5,427,000, as adjusted for the restricted stock compensation expense and valuation of redeemable preferred stock, together with increases in accrued payroll and related benefits and increases in workers’ compensation liabilities totaling $1,478,000, offset in part by an increase of $5,364,000 in trade accounts receivable. For 2004, net cash provided by operating activities was primarily attributable to net income of $2,793,000, an increase in accrued payroll and related benefits and increases in workers’ compensation liabilities of $1,221,000, offset in part by an increase of $1,019,000 in trade accounts receivable.
Net cash used in investing activities totaled $324,000 for 2005, as compared to $556,000 for 2004. For 2005 and 2004, the principal uses of cash for investing activities were purchases of computer equipment. We presently have no material long-term commitments for capital expenditures, nor do we anticipate any in the foreseeable future.
Net cash used in financing activities for 2005 amounted to $4,757,000, which compares to net cash used in financing activities of $5,600,000 in 2004. For 2005, the principal use of cash for financing activities was a $7,000,000 dividend payment to holders of restricted common stock and Series C preferred stock, offset by a $2,266,000 increase in bank overdrafts. For 2004, the principal use of cash for financing activities was a $4,742,000 net repayment to retire a revolving line of credit, common and preferred stock repurchases totaling $228,000 and a reduction in bank overdrafts of $631,000.
In May 2002, Global Employment Solutions entered into a credit and security agreement with Wells Fargo providing term and revolving credit facilities and letters of credit collateralized by its accounts receivable. In connection with the recapitalization, Global Employment Solutions amended the agreement, increasing the maximum available borrowings from $10 million to $20 million. The agreement provides for up to $5.0 million borrowings under a term facility and a revolving line of credit of up to $15.0 million, limited to 90% of eligible billed receivables and 75% of unbilled receivables until such time as the term note is paid in full, at which time the percentages for eligible billed and unbilled receivables will be reduced to 85% and 70%, respectively. The term note is payable monthly, amortizable over a 36-month period, and has a balloon payment due at 24 months. The term note bears interest at Wells Fargo prime rate plus 2.75%. Interest on the revolving line of credit is payable at Wells Fargo’s prime rate (7% on January 1, 2006), subject to a minimum payment of $7,500 per month. Global Employment Solutions pays a fee of 0.25% per year on the unused portion of the available credit. The term of the agreement expires on July 31, 2009. There were no outstanding borrowings on January 1, 2006 and January 2, 2005. The agreement requires payments to be made into blocked lockbox accounts controlled by Wells Fargo, and the agreement contains a provision that allows the lender to call the outstanding balance of the line of credit if any material adverse change in the business or financial condition occurs. As of January 1, 2006, there were two outstanding letters of credit with Wells Fargo in the total amount of $235,085, both of which expire on December 31, 2006. The amount available under this line of credit was approximately $9,765,000 and $7,210,000 as of January 1, 2006 and January 2, 2005, respectively. The credit and security agreement includes various financial and other covenants with which Global Employment Solutions must comply in order to maintain borrowing availability and avoid penalties. As a result of its recording the restricted stock compensation expense related to its restricted common stock and the fair market value valuation of redeemable preferred stock, Global Employment Solutions was in default of the minimum net income and net worth covenants in the agreement as of January 1, 2006. Wells Fargo waived this default in the amendment to the credit agreement. From time to time, various defaults have occurred under the credit agreement, all of which have either been cured by Global Employment Solutions or waived by Wells Fargo.
Management expects that current liquid assets, the funds anticipated to be generated from operations, and credit available under the credit and security agreement with Wells Fargo and other potential sources of financing, will be sufficient in the aggregate to fund our working capital needs for the foreseeable future.
Contractual obligations
Our contractual obligations as of January 1, 2006, including long-term debt and commitments for future payments under non-cancelable lease arrangements, are summarized in the table below:

	Payments due by period
		Less than	1-3	4-5	After
	Total	1 year	years	years	5 years
Long-term debt	$17,820,733	$17,820,733	$—	$—	$—
Operating leases	2,158,334	903,369	1,245,858	9,107	—

Total contractual cash obligations	$19,979,067	$18,724,102	$1,245,858	$9,107	$—

The long-term debt from January 2, 2005 was reclassified as current liabilities as of January 1, 2006 because it was probable that the recapitalization would occur prior to December 31, 2006. This debt was paid-off in full in connection with the recapitalization.
Inflation
Inflation generally has not been a significant factor during the periods discussed above.
(c) Quantitative and qualitative disclosure about market risk
Our exposure to market risk for changes in interest rates is short-term. As of March 31, 2006, we had no interest-bearing debt obligations outstanding related to our line of credit facility and approximately $17.8 million of non-interest bearing debt due to a troubled debt restructuring. The variable rate debt is comprised of a $10 million line of credit facility with a seven-month term, which bears interest at the prime rate. As part of a recapitalization, effective November 15, 2001, the remaining notes no longer bear interest and are scheduled to mature on February 28, 2007, or share in proceeds from a sale of Global Employment Solutions as described in note B in to the financial statements included in Item 15 of this current report on Form 8-K. Based on our overall interest exposure at January 1, 2006, a 100 basis point increase in market interest rates would not have a material effect on the fair value of our long-term debt or results of operations. As of March 31, 2006, we had not entered into any interest rate instruments to reduce our exposure to interest rate risk.
3. PROPERTIES
Our headquarters total approximately 3,215 square feet and are located in Littleton, Colorado. We currently lease such facilities for $5,429 per month. The lease expires in November 2007. We also lease 28 offices in:
•	Ft. Lauderdale, Florida

•	Tampa, Florida

•	Blairsville, Georgia

•	Braselton, Georgia

•	Buford, Georgia

•	Calhoun, Georgia

•	Cartersville, Georgia

•	Chatsworth, Georgia

•	Dalton, Georgia (four office at the same address, one at a different address)

•	Gainesville, Georgia

•	Kennesaw, Georgia

•	Lafayette, Georgia

•	Martinez, Georgia

•	Norcross, Georgia

•	Ringgold, Georgia

•	Rome, Georgia

•	Stockbridge, Georgia

•	Washington, Georgia

•	White, Georgia

•	Chicago, Illinois

•	Hauppauge, New York

•	Bala Cynwyd, Pennsylvania

•	Orangeburg, South Carolina

•	Chattanooga, Tennessee
We believe that our leases are on commercially reasonable terms, the loss of which would not adversely affect our business.
4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of March 31, 2006 regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our board of directors; and (iv) all members of our board of directors and executive officers as a group.
Except as otherwise noted below, each of the following individual’s address of record is c/o Global Employment Solutions, 9090 Ridgeline Boulevard, Suite 205, Littleton, CO 80129.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of the closing of the recapitalization, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder.

	Securities beneficially owned
	Shares of common stock	Percentage of common
Name and address of beneficial owner	beneficially owned	stock outstanding
Principal security holders:
Howard Brill	760,052	12.6%

Directors and executive officers:

Howard Brill	760,052	12.6%
Dan Hollenbach	48,764	*
Robert Larkin	219,454	3.6%
Stephen Pennington	315,005	5.2%
Luci Staller Altman	—	—
Charles Gwirtsman(1)	201,614	3.3%
Steven List	—	—
Jay Wells	—	—

All directors and executive officers as a group (eight persons)	1,544,890	25.6%

*	Denotes less than 1%.

(1)	Includes (i) 22,837 shares directly owned by Mr. Gwirtsman, (ii) 3,754 shares owned by spouse, (iii) 1,001 shares held by spouse as custodian for children, (iv) 104,447 shares owned by KRG Capital Management, L.P., of which Mr. Gwirtsman is a managing director, (v) 58,023 shares owned by KRG Colorado, LLC, of which Mr. Gwirtsman is a managing director, and (vi) 11,552 shares owned by Capital Resources Growth, Inc., of which Mr. Gwirtsman is President and sole shareholder.

5. DIRECTORS AND EXECUTIVE OFFICERS
Our directors and executive officers
The following table sets forth names, ages and positions of the persons who are our directors and named executive officers as of the date of filing this current report on Form 8-K:

Name	Age	Position
Howard Brill	35	President, chief executive officer and director of Global Employment Holdings
Dan Hollenbach	50	Chief financial officer of Global Employment Holdings
Robert Larkin	67	President of PEO services segment
Stephen Pennington	63	President of staffing services segment
Luci Staller Altman	39	Director of Global Employment Holdings
Charles Gwirtsman	52	Director of Global Employment Holdings
Steven List	36	Director of Global Employment Holdings
Jay Wells	43	Director of Global Employment Holdings
Howard Brill became the president, chief executive officer and a director of Global Employment Holdings in March 2006. Mr. Brill is also the president, chief executive officer and a director of Global Employment Solutions, a subsidiary of Global Employment Holdings. He joined Global Employment Solutions as its vice president of operations in March 2000 and was named president and chief executive officer in August 2000. As president and chief executive officer, Mr. Brill is responsible for defining and implementing the corporate vision, leading the strategic direction of its subsidiaries, and overseeing daily operations. During his tenure at Global Employment Solutions, he has had many notable contributions including new market expansion, acquisition integration, and financial restructuring. Prior to joining Global Employment Solutions, Mr. Brill held several sales and management positions with Roth Staffing Companies, Inc., a staffing company, Norrell Corporation, a staffing company, and MCI, Inc., a telecommunications company. Mr. Brill earned his B.B.A. in management from Hofstra University.
Dan Hollenbach became the chief financial officer of Global Employment Holdings in March 2006. He is also the chief financial officer of Global Employment Solutions, a subsidiary of Global Employment Holdings, a position he has held since October 2005. Mr. Hollenbach joined Global Employment Solutions in August 2004 as its vice president of finance. He has been in the temporary staffing business for 15 years. Between December 2003 and August 2004, Mr. Hollenbach worked for Resources Global Professionals, Inc., a professional consulting services company, where he led a team that developed and tested compliance under the Sarbanes-Oxley Act of a Fortune 500 company. From 1991 to February 2004, with some overlap with his consulting work for Resources Global Professionals, he was the chief financial officer of Imprimis Group, Inc., a regional staffing firm in Texas. Mr. Hollenbach worked at Arthur Young, now named Ernst & Young, between 1978 and 1986, leaving as a senior manager, and in the financial services industry between 1986 and 1991. He is a certified public accountant licensed in Texas and he received his B.B.A. in accounting from Texas Tech University.
Robert Larkin has been the president of Global’s PEO services segment since 2001, working through Global’s subsidiary Southeastern Staffing, Inc. In that position, Mr. Larkin is responsible for Southeastern Staffing’s operating management and growth initiatives. He has been a director of Southeastern Staffing since 2001 and he serves in this position until his resignation, removal from office, death or a replacement is elected and qualified. Mr. Larkin has 15 years of experience in the PEO industry. Prior to joining Southeastern Staffing, he spent 10 years as an officer, stockholder and director of Transport Leasing/Contract Inc., another PEO. Mr. Larkin also served in senior management positions in several light manufacturing and service businesses. His experience also includes eight years as division vice president for Purolator Courier Ltd., an international air carrier logistical company, and 11 years as regional manager with Equifax, a business solutions and credit reporting company. Mr. Larkin is a director of PayPlus Software, Inc., an Idaho corporation and the largest provider of software used in the PEO industry and by Global.
Stephen Pennington is the president of Global’s staffing services segment, working though Global’s subsidiary Temporary Placement Services, Inc. In that position, Mr. Pennington is responsible for sales and operations for all staffing services including temporary staffing, consulting and direct-hire. He started in the human capital solutions business in 1969 working for Michaels & Associates, Inc., a contingency recruitment company that subsequently merged into a subsidiary of Global Employment Solutions. Mr. Pennington was a partner in purchasing Temporary Placement Services in 1974 and assisted in growing the business to its current size. In 1998, Global Employment Solutions acquired Temporary Placement Services. He started his career as an industrial engineer at Firestone Tire and Rubber Company. Mr. Pennington holds a B.S. degree in industrial engineering from Tennessee Tech University.

Luci Staller Altman became a director of Global Employment Holdings in March 2006 and she is a member of our compensation committee. Ms. Altman is a vice president – law with Adelphia Communications Corporation, a cable television company, which position she has held since January 2004. Prior to joining Adelphia, Ms. Altman was a partner at Torys LLP between 2002 and 2003, a partner and associate at Brobeck, Phleger & Harrison LLP between 1995 and 2002, an associate with Brobeck Hale and Dorr International between 1993 and 1994, and an associate with Sonnenschein, Nath & Rosenthal between 1991 and 1993. Ms. Altman earned her law degree from Columbia University School of Law and her B.A. degree in English and economics from the University of Pennsylvania.
Charles Gwirtsman became a director of Global Employment Holdings in March 2006. He has served as a director of Global Employment Solutions since 1998 and as the Chairman of its board of directors since 2001. Mr. Gwirtsman is the chairman of our compensation committee. Mr. Gwirtsman is a co-founder and managing director of KRG Capital Partners, LLC, a Denver-based private equity firm with $2.0 billion in cumulative invested capital and committed capital. KRG Capital is a stockholder of Global Employment Holdings. Prior to founding KRG Capital in 1996, he served as a senior vice president with Fiduciary Capital Management Company, managing two mezzanine debt funds. Mr. Gwirtsman has also served as a corporate vice president with PaineWebber, Inc., in the private finance group, and as an investment banker at E.F. Hutton & Co. Currently, Mr. Gwirtsman is a director of KRG portfolio companies FMI Blocker Inc., Trinity Hospice, Inc., Varel International, Focus Group Holding, Inc., and TerraMarc Industries, Inc. He is also a director of Modtech Holdings, Inc. (NASDAQ: MODT). He earned his B.A. degree in English from Columbia University and his M.B.A. degree in finance from the University of Denver.
Steven List became a director of Global Employment Holdings in March 2006 and he is a member of our audit and compensation committees. Mr. List has held a number of senior management positions with the Hain Celestial Group, Inc., a manufacturer and marketer of natural and organic food and personal care products, from 1999 to the present such as executive vice president of The Hain Celestial Group, Inc., general manager, president, and controller of Celestial Seasonings, and president of Hain Celestial Canada. From 1996 to 1999, Mr. List served as finance director and director of financial reporting with the Shorewood Packaging Corporation, Inc. Mr. List started his career as an accountant with Deloitte & Touche LLP in Jericho, NY. Mr. List received a B.S. degree in accounting from the State University of New York at Binghamton. Mr. List is a certified public accountant licensed in New York (inactive).
Jay Wells became a director of Global Employment Holdings in March 2006 and he is the chairman of our audit committee. Mr. Wells has been global vice president of tax for Molson Coors Brewing Company since May 2005. Prior to that, Mr. Wells worked approximately 15 years for Deloitte & Touche LLP, part of which time he was an international tax partner in Denver, Colorado. Mr. Wells started his career as a certified public accountant with two different local accounting firms in Pennsylvania. Mr. Wells graduated with a B.S. degree in accounting from Albright College and earned his law degree from Villanova School of Law.
All our directors serve one-year terms and are consequently subject to re-election annually. Our above-listed officers and directors have neither been convicted in any criminal proceeding during the past five years nor been parties to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities law or commodities law. Similarly, no bankruptcy petitions have been filed by or against any business or property of any of our directors or officers, nor has any bankruptcy petition been filed against a partnership or business association in which these persons were general partners or executive officers.
Certain significant employees
None.
Family relationships
The directors and executive officers of Global Employment Holdings are not related by blood, marriage or adoption.

Board of directors
Our bylaws provide that the size of the board of directors shall be determined from time to time by our board of directors. Our board of directors currently consists of five members, one of whom is our chief executive officer, who devotes his full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties.
Committees of the board of directors
Pursuant to our bylaws, our board of directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our board of directors has established an audit committee and a compensation committee. The membership and function of the committees are described below.
Audit committee
The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. It oversees the audit efforts of our internal auditors and independent auditors and reviews their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee currently consists of Steven List and Jay Wells, each of who is a non-employee member of our board of directors. Mr. Wells is the chairman of the audit committee, and he qualifies as an audit committee financial expert as defined under SEC rules. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002.
Compensation committee
The compensation committee reviews, approves and modifies our executive compensation programs, plans and awards provided to our directors, executive officers and key associates. The compensation committee also reviews and approves short- and long-term incentive plans and other stock or stock-based incentive plans. In addition, the committee reviews the company’s compensation and benefit philosophy, plans and programs on an as-needed basis. The current members of the compensation committee are Luci Staller Altman, Charles Gwirtsman and Steven List, each of who is a non-employee member of our board of directors. Mr. Gwirtsman is the chairman of the compensation committee.
6. EXECUTIVE COMPENSATION
Summary compensation table
The table below sets forth, for the 2003, 2004 and 2005 calendar years, the compensation earned by our chief executive officer and the four other most highly compensated executive officers who received annual compensation in excess of $100,000. The information included in this table reflects compensation earned by our chief executive officer and executive officers for services rendered to Global Employment Solutions before the recapitalization and such amounts do not necessarily reflect the compensation these individuals will earn as our executive officers.

							Long-term
							compensation
		Annual compensation					awards
					Other		Restricted	All other
					annual		stock	compensation
Name and principal		Salary	Bonus		compensation		award(s)	(8)
position	Year	($)	($)		($)		($)	($)
Howard Brill	2005	314,923	144,086	(1)	17,627	(6)	—	33
Chief executive	2004	297,991	295,000	(2)	17,577	(6)	—	33
officer	2003	236,713	125,000	(1)	14,638	(6)	—	33
Dan Hollenbach	2005	159,231	10,000	(1)	—		28,421	33
Chief financial officer	2004	50,615	—		—		—	6
	2003	—	—		—		—	—
Stephen Pennington	2005	181,348	37,632	(1)	8,920	(6)	100,617	33
President of staffing	2004	165,000	121,000	(3)	4,056	(6)	—	33
services	2003	164,330	20,000	(1)	—		—	33
Robert Larkin	2005	204,571	5,879	(1)	5,769	(6)	6,044	22
President of PEO	2004	189,602	131,657	(4)	—		—	22
services	2003	194,102	25,000	(1)	—		—	22
John Hess (7)	2005	—	—		—		—	—
Former chief financial	2004	90,000	30,000	(5)	—		—	33
officer	2003	180,000	24,651	(1)	—		—	33

(1)	Cash payment.

(2)	Consists of $146,933 in cash and Series C preferred stock valued at $148,067.

(3)	Consists of $81,000 in cash and Series C preferred stock valued at $40,000.

(4)	Consists of $91,657 in cash and Series C preferred stock valued at $40,000.

(5)	Consists of Series C preferred stock valued at $30,000.

(6)	Consists of automobile lease payments.

(7)	Mr. Hess’s employment was terminated in June 2004.

(8)	Consists of term life insurance premium payments.
Retention bonuses
As a result of the recapitalization, on March 31, 2006, the following executive officers received retention bonuses in the amounts listed in the table below in consideration for remaining with our company through the recapitalization:

Name	Retention bonus amount
Howard Brill	$400,000
Dan Hollenbach	$30,000
Robert Larkin	$261,500
Stephen Pennington	$255,000
Management equity plan
We do not have a stock option or other management or employee incentive equity plan. We intend to adopt an equity plan for our management, non-management directors and key employees in the next 12 months providing for the issuance of up to 10% of the number of outstanding securities of our company on a fully diluted basis at the time of adoption.
Director compensation
We reimburse the members of our board of directors for reasonable expenses in connection with their attendance at board and committee meetings. Non-employee directors receive an annual retainer of $10,000. The chairman of the audit committee and the chairman of the compensation committee receive an additional annual fee of $5,000, respectively, in consideration for acting in those positions. The annual fees are paid in equal quarterly installments.

Employment contracts and termination of employment and change in control
Before the recapitalization, Global Employment Solutions entered into employment agreements with our president and chief executive officer, our chief financial officer, our president of staffing services and our president of PEO services. These employment agreements remain in effect after the recapitalization. Global intends to enter into new employment agreements with the named executive officers.
Howard Brill — President and chief executive officer
Mr. Brill’s employment agreement provides for an annual base salary of $315,000 and an annual bonus tied to Global Employment Solutions’ meeting certain EBITDA targets. Global Employment Solutions’ compensation committee reviews and may increase Mr. Brill’s base salary and bonus, but not lower them. Mr. Brill is also entitled to a monthly car allowance of $1,465 and an annual discretionary account of $5,000.
Mr. Brill’s employment agreement has a term commencing on January 1, 2004 and continuing until December 31, 2006 or his death, disability, dismissal (for or without cause), or resignation. The agreement may be extended for up to two additional 12 month periods. The agreement provides that if Mr. Brill is terminated without cause or if Mr. Brill terminates the agreement for good reason, including a sale of the company that results in the termination of Mr. Brill’s employment with Global Employment Solutions or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard form release agreement, to severance payments in the amount of Mr. Brill’s annual base salary, an amount equal to the EBITDA bonus paid for the previous fiscal year and health insurance benefits under the company’s health insurance plan for a period of 12 months, or 18 months if Mr. Brill’s termination resulted from a sale of the company, following termination. A sale of the company includes an acquisition of at least a majority of Global Employment Solutions’ outstanding voting securities, a sale of substantially all of the company’s assets, or the merger of the company into another entity by which the company is not the surviving entity. However, any transaction with Global Employment Solutions’ shareholders and their respective affiliates or subsidiaries shall not be deemed a sale of the company.
Mr. Brill’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization, contain customary non-disclosure, non-solicitation and noncompetition provisions.
Dan Hollenbach – Chief financial officer
Mr. Hollenbach’s employment agreement provides for an annual base salary of $175,000 and an annual bonus tied to Global Employment Solutions’ meeting certain EBITDA targets.
Mr. Hollenbach’s employment agreement has a term commencing on August 10, 2004 and continuing indefinitely until his death, disability, dismissal (for or without cause), or resignation. The agreement provides that if Mr. Hollenbach is terminated without cause or if Mr. Hollenbach terminates the agreement for good reason, including a sale of the company that results in the termination of Mr. Hollenbach’s employment with Global Employment Solutions or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard form release agreement, to severance payments equal to six months of base salary.
Mr. Hollenbach’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization, contain customary non-disclosure, non-solicitation and non-competition provisions.
Robert Larkin – President of PEO services segment
Mr. Larkin’s employment agreement provides for an annual base salary of $205,000 and an annual bonus tied to Southeastern Staffing, Inc.’s meeting certain EBITDA targets.
Mr. Larkin’s employment agreement has a term commencing on April 2, 2001 and continuing indefinitely until his death, disability, dismissal (for or without cause), or resignation. The agreement provides that if Mr. Larkin is terminated without cause or if Mr. Larkin terminates the agreement for good reason, including a change in control of the company that results in the termination of Mr. Larkin’s employment with Global Employment Solutions or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard form release agreement, to severance payments in the amount of Mr. Larkin’s annual base salary.

Mr. Larkin’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization, contain customary non-disclosure, non-solicitation and non-competition provisions.
Stephen Pennington – President of staffing services segment
Mr. Pennington’s employment agreement provides for an annual base salary of $182,000 and an annual bonus tied to Temporary Placement Service, Inc.’s meeting certain EBITDA targets.
Mr. Pennington’s employment agreement has a term commencing on March 13, 2003 and continuing until March 12, 2006 or his death, disability or dismissal (for or without cause). The agreement is automatically extended for successive one-year periods unless either party gives written notice of non-renewal. The agreement provides that if Mr. Pennington is terminated without cause, he will be entitled, after execution of our standard form release agreement, to severance payments equal to six months of base salary.
Mr. Pennington’s employment agreement, as well as a noncompetition agreement entered into in connection with the recapitalization, contain customary non-disclosure, non-solicitation and non-competition provisions.
Severance benefits
Several of our executive officers are entitled to severance benefits pursuant to their employment agreements with us. Pursuant to such agreements, generally, upon the officer’s involuntary termination other than for cause, gross misconduct (each as defined in the agreements) or long-term disability and upon our acceptance of an executed separation agreement, the officer is entitled to the following severance benefits:

Name	Benefit (base pay)
Howard Brill	One year base salary and bonus equal to the amount paid for the previous year
Dan Hollenbach	Six months base salary
Robert Larkin	One year base salary
Stephen Pennington	Six months base salary
All payments under the severance policy are made in accordance with normal payroll practices following termination.
7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with certain holders of 5% or more of our outstanding common stock, directors and management
We lease office space in Dalton, Georgia from MPS Partnership in which Stephen Pennington, one of our executive officers, is a partner. For the fiscal years ended 2005, 2004 and 2003, we paid rent to MPS Partnership in the amounts of approximately $74,000, $74,250 and $59,900, respectively. We expect to continue renting office space from Mr. Pennington for the foreseeable future.
Global Employment Solutions was party to a management consulting agreement with KRG Colorado, LLC, a company controlled by some of our stockholders and of which one of our directors, Charles Gwirtsman, is a managing director. The agreement was terminated upon the closing of the recapitalization. Under the agreement, we received management, advisory and corporate structure services from KRG Colorado for an annual fee. KRG Colorado was also eligible for a bonus fee, based on performance thresholds, for each fiscal year, and fees related to acquisitions and divestitures. On November 15, 2001, KRG Colorado agreed to waive and forgive amounts accrued as of that date. During the fiscal years ended 2005 and 2004, we paid $180,000 and $90,000, respectively, in consulting fees, and such amounts were included in operating expenses in the consolidated statements of operations. No amounts were charged by KRG Colorado during the fiscal year ended December 28, 2003. In addition, we issued KRG Colorado 50,000 shares of our common stock, valued at $5 per share, upon the consummation of the recapitalization in consideration for financial advisory services rendered by KRG Colorado during the transaction.

In 2001, as part of a recapitalization of Global Employment Solutions, some of its management and debt and equity holders formed a limited liability company for the purpose of purchasing, at a discount, certain senior debt. Global Employment Solutions then issued shares of Series C preferred stock to the limited liability company to retire the senior debt and related accrued interest. KRG Capital Partners, LLC is one of the members of the limited liability company, one of the senior subordinated note holders, and can influence our management through the management consulting agreement described above. Additionally, five of the remaining senior subordinated note holders own shares of Global Employment Solutions Series D preferred stock, and are members of the limited liability company referenced above, and thus own a pro-rata share of Global Employment Solutions Series C preferred stock. At the closing of the recapitalization, the Series C and Series D preferred stock of Global Employment Solutions were exchanged for shares of our common stock.
Certain business relationships
Mr. Gwirtsman is a director of Global Employment Holdings and Global Employment Solutions. He has been a director of Global Employment Solutions since 1998 and the chairman of its board of directors since 2001. Mr. Gwirtsman is also a co-founder and managing director of KRG Capital Partners, a stockholder of Global Employment Holdings and former stockholder of Global Employment Solutions, as well as a managing director of KRG Colorado, which is an affiliate of KRG Capital Partners. In 2001, KRG Colorado extended a loan to Global Employment Solutions in the approximate principal amount of $1,500,000 in exchange for a subordinated promissory note. Global Employment Solutions did not make any payments on the loan during the fiscal year ended 2005 and retired the debt to KRG Colorado on the closing of the recapitalization.
Indebtedness of management
None.
8. LEGAL PROCEEDINGS
From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business or financial condition.
9. MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
Market information
We intend to seek quotation of our common stock on the NASD OTC Bulletin Board promptly following the closing of the recapitalization. There is currently no established market for the common stock.
Stockholders and related matters
Trades in our common stock may be subject to the SEC’s rules regulating broker-dealer practices in connection with transactions in “penny stocks.” The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. If the market price of the common stock falls below $5.00 per share, the SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. These rules may restrict the ability of brokers-dealers to sell the common stock and may affect the ability of investors to sell their shares. In addition, because trades in the shell common stock are expected to be reported on the NASD’s OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of the common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.
Dividends
In March 2005, Global Employment Solutions made a payment, characterized as a dividend for accounting purposes, to holders of its restricted common stock and Series C preferred stock in the aggregate amount of $7.0 million.
In connection with the recapitalization, on March 31, 2006, we paid a dividend to the former shareholders of Global Employment Solutions in the aggregate amount of $40.5 million.
Global Employment Holdings has not paid any dividends on its common stock, and we do not intend to pay any dividends on our common stock in the foreseeable future. We are restricted or prohibited from paying common stock dividends by the terms of our preferred stock, convertible notes and senior debt facility.
10. RECENT SALES OF UNREGISTERED SECURITIES
Shares issued by Global Employment Holdings in the three years prior to the date of this filing and prior to the recapitalization
On February 14, 2005, we issued 2,000,000 shares of our common stock to R&R Investments I, LLC, for cash consideration of $.0001 per share in an aggregate amount of $200. On February 14, 2005, R&R Investments I, LLC made an additional cash capital contribution of $24,800. On October 31, 2005, we issued 400,000 shares of our common stock to Arnold P. Kling for cash consideration of $.0001 per share and 100,000 shares of our common stock to Kirk M. Warshaw for cash consideration of $.0001 per share, in aggregate amounts of $40 and $10, respectively. We sold these shares of common stock under the exemption from registration provided by Section 4(2) of the Securities Act.
No securities have been issued for services. Neither we nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or general advertising. No services were performed by any purchaser as consideration for the shares issued.
All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom, but may not be sold pursuant to the exemptions provided by Section 4(1) of the Securities Act or Rule 144 under the Securities Act, in accordance with the letter from Richard K. Wulff, Chief of the Office of Small Business Policy of the Securities and Exchange Commission’s Division of Corporation Finance, to Ken Worm of NASD Regulation, Inc., dated January 21, 2000.
Shares issued by Global Employment Solutions in the three years prior to the date of this filing and prior to the recapitalization
During 2004, Global Employment Solutions issued an aggregate of 300,000 shares of Series C preferred stock to employees for services rendered.
Global Employment Solutions issued 15,000, 138,115 and 217,427 shares of restricted common stock to employees for services rendered under its 2002 Restricted Stock Plan in 2003, 2004 and 2005, respectively.
These transactions are exempt from registration under Rule 701 or Section 4(2) of the Securities Act.
Shares issued in connection with the recapitalization
In connection with the recapitalization, on March 30, 2006, R&R Investments I, LLC contributed 1,855,258 shares of our common stock, Arnold P. Kling contributed 371,052 shares of our common stock, and Kirk M. Warshaw contributed 92,763 shares of our common stock to our capital. Following these contributions, R&R Investments owns 144,742 shares of our common stock, Mr. Kling owns 28,948 shares of our common stock and Mr. Warshaw owns 7,237 shares of our common stock.
Please see Item 2.01 of this current report on Form 8-K for the issuance of unregistered securities in connection with the recapitalization.

The transactions discussed above are exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC.
11. DESCRIPTION OF SECURITIES
The following description of our capital stock is derived from our certificate of incorporation and bylaws as well as relevant provisions of applicable law. Such description is not intended to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws each of which is filed as an exhibit to this current report on Form 8-K.
Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of March 31, 2006, there were 6,030,928 shares of common stock outstanding held by approximately 160 holders of record, and 12,750 shares of Series A preferred stock held by approximately 19 holders of record.
Description of common stock
Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock shall be entitled to receive, when and as declared by the board of directors, out of Global Employment Holdings’ assets legally available therefor, such dividends as may be declared from time to time by the board. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of preferred stock, amendments to our certificate of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of Global Employment Holdings, the common stock holders will be entitled to receive pro rata all assets available for distribution to such holders based on the number of shares of common stock held by each.
As required by the registration rights agreements, following the closing of the recapitalization, we intend to file a registration statement with the SEC under the Securities Act covering the resale of the shares of common stock issued in the recapitalization and upon conversion of the convertible notes, preferred stock and warrants issued in the recapitalization. This registration statement will also include 180,928 shares of common stock outstanding immediately prior to the recapitalization. We are obligated to use our best efforts to have the registration statement declared effective on or before the earlier of 60 days following the closing of the recapitalization, or if the registration statement is subject to review and comment from the SEC, 120 days following the closing of the recapitalization. In the event the registration statement is not effective within such 60 or 120-day period, as applicable, we are obligated to pay each investor a cash amount equal to 1% of the purchase price paid for the securities subscribed to by such investor for the first 30-day period, or portion thereof, and 2% of the purchase price paid for each subsequent 30-day period, or portion thereof, in which we are in default of our obligation to make effective the registration statement.
Description of preferred stock
On the closing of our recapitalization we issued 12,750 shares of our Series A convertible preferred stock. If not previously converted, the preferred stock is subject to mandatory redemption on March 31, 2013 at the conversion price then in effect plus a premium calculated at an annual rate of 8% from issuance to maturity. Upon liquidation, our preferred stock holders will receive the face amount of the preferred stock plus a payment equal to 8% per annum of the face amount, and will thereafter share ratably with our common stock holders in the distribution of our remaining assets.

The Series A preferred stock is convertible at a holder’s option at any time into shares of our common stock at a conversion price of $5.75 per share, subject to adjustment upon certain events, plus a premium calculated at an annual rate of 8% from issuance to maturity.
A holder may require us to redeem its Series A preferred stock upon a change of control (as defined in the certificate of designation setting forth the terms of the Series A preferred stock) or upon other specified events at a premium over the conversion price of the shares being redeemed. The terms of our senior credit facility prohibit the redemption of our preferred stock.
Description of warrants to purchase common stock
We issued warrants to purchase our common stock to the purchasers of our convertible notes, Series A preferred stock and common stock in the recapitalization. We also issued warrants to purchase our common stock to our placement agent in the recapitalization. The following table sets forth the exercise price and expiration date of these warrants. We do not have any other outstanding options or warrants to purchase our common stock.

Number of shares underlying warrants	Exercise price	Expiration date
480,000	$6.25	March 31, 2011
2,513,044	$6.00	March 31, 2013
393,365	$6.25	March 31, 2013
The warrants may be exercised in a “cashless” manner, whereby a holder reduces the number of shares for which a warrant is exercisable by an amount of warrants with a market value (based on the market price of the common stock at the time of exercise) equal to the exercise price for the number of shares to be issued upon conversion of the warrant. In a cashless exercise, we will not receive any cash payment of the exercise price.
Description of convertible notes
On the closing of our recapitalization, we issued $30.0 million aggregate principal amount of senior secured convertible notes. The notes mature on March 31, 2011 and bear interest at an annual rate of 8%.
The notes are convertible at a holder’s option at any time prior to maturity into shares of our common stock, initially at a conversion price of $6.25 per share, subject to adjustment upon certain events. If during the period from March 31, 2007 through March 31, 2009, the closing sale price of the common stock is less than 200% of the conversion price then in effect for each of 20 trading days out of 30 consecutive trading days, a holder who converts will receive a payment in shares, or at our option in cash, equal to the present value of the interest that would have accrued from the redemption date through the maturity date.
A holder may require us to redeem its notes upon an event of default under the notes or upon a change of control (as defined in the notes), in each case at a premium over the principal amount of notes being redeemed. We may redeem the notes after the 60th day prior to the third anniversary of the closing of the recapitalization if the closing sale price of our common stock is equal to or greater than 200% of the conversion price then in effect for each of 20 consecutive trading days. If we so redeem the notes, we must pay a premium equal to the present value of the interest that would have accrued from the redemption date through the maturity date. The terms of our senior credit facility prohibit the redemption of the notes.
12. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.
In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless, and only to the extent, that the Court of Chancery of the State of Delaware or any other court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such expense.
Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s personal liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Delaware Law provides, however, that a corporation cannot eliminate or limit a director’s liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends; or (iv) for any transaction from which the director derived an improper personal benefit. Furthermore, such provision cannot eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.
Our certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law and may indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.
Under Delaware law, a corporation may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.
Our certificate of incorporation provides that Global may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of Global or was serving at the request of Global as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, whether or not Global would have the power to indemnify such person against such liability.
We have entered into separate, but substantively identical, indemnification agreements with all of our directors and named executive officers. The indemnification agreements allow us to indemnify them to the fullest extent permitted by Delaware law.
13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Financial statements
See Item 9.01 below, which is incorporated by reference herein.
14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE
We historically retained Marcum & Kliegman LLP as our principal accountant. In connection with the closing of the recapitalization, on March 31, 2006, we dismissed Marcum & Kliegman as our principal accountant and retained Mayer Hoffman McCann P.C. as our new principal accountant. Our board of directors approved the decision to change our principal accountant. Marcum & Kliegman’s reports on the financial statements for the period February 14, 2005 (date of inception) to September 30, 2005, included in the Form 10-SB as filed with the SEC on January 19, 2006 and for the fiscal year ended 2005, included in the Form 10-KSB as filed with the SEC on March 28, 2006, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the period from February 14, 2005 (date of inception) to January 1, 2006, we had no disagreements with Marcum & Kliegman on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. We had not consulted with Mayer Hoffman & McCann P.C. on any matter prior to engaging it as our principal accountant.
Global Employment Solutions historically retained Grant Thornton LLP as its principal accountant. On December 5, 2005, Grant Thornton resigned as accountant of Global Employment Solutions. The resignation was non-adversarial and resulted from Grant Thornton’s decision not to continue as our auditor for reasons including the acquisition of our company by a public shell corporation. Grant Thornton’s reports on the financial statements for the fiscal years ended 2003 and 2004 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainly, audit scope, or accounting principles. During the fiscal years ended 2003 and 2004, there were no disagreements with Grant Thornton on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.
Global Employment Solutions has retained Mayer Hoffman McCann P.C. as its new principal accountant as of December 14, 2005. Mayer Hoffman McCann P.C. audited the financial statements for the fiscal year ended 2005 as well as re-audited the financial statements for the fiscal years ended 2003 and 2004. The re-audit was caused by Grant Thornton’s not permitting Global Employment Solutions to include the audits conducted by Grant Thornton for those years in our SEC filings. Global Employment Solutions had not consulted with Mayer Hoffman & McCann P.C. on any matter prior to engaging it as its principal accountant.
15. FINANCIAL STATEMENTS AND EXHIBITS
Item 3.02. Unregistered sales of equity securities.
See section 10 of Item 2.01 of this current report on Form 8-K, which is incorporated herein by reference.
Item 4.01 Changes in registrant’s certifying accountant.
See section 14 of Item 2.01 of this current report on Form 8-K, which is incorporated herein by reference.
Item 5.01. Change in control of registrant.
See Item 2.01 of this current report on Form 8-K, generally, and sections 4 and 6 of Item 2.01 of this current report on Form 8-K, which are incorporated herein by reference.
Item 5.02. Departure of directors or principal officers; election of directors; appointment of principal officers.
See sections 5 and 6 of Item 2.01 of this current report on Form 8-K, which are incorporated herein by reference.
Item 5.03. Amendment to certificate of incorporation or bylaws; changes in fiscal year.
In connection with the recapitalization, we amended and restated our certificate of incorporation, which became effective on March 31, 2006. The new certificate changed our registered address and name and also designated two classes of our common stock. The new certificate designates 1,000,000 shares of our authorized common stock Class A common stock and 2,300,000 shares Class B common stock. The Class A and Class B common stock converted to common stock upon payment of a dividend to former shareholders of Global Employment Solutions (who received Class A and Class B common stock in the recapitalization). The dividend is described in section 9 of Item 2.01 of this current report on Form 8-K.
We have elected in our new certificate of incorporation not to be governed by section 203 of the General Corporation Law of the state of Delaware. Our new certificate also sets forth in much greater detail than our old certificate the parameters for our indemnification of directors, officer and other persons. In addition, our new certificate of incorporation, as opposed to our old, allows us to purchase liability insurance on our own behalf and on behalf on directors, officer and other persons.
In connection with the recapitalization, we also amended and restated our bylaws in order to provide greater detail regarding the parameters of our indemnification of directors, officers and other persons and to make such provisions consistent with our amended and restated articles of incorporation.
In connection with the recapitalization, we changed our fiscal year to that used by Global Employment Solutions, which ends on December 31, 2006. Our fiscal year is based on a 52/53-week cycle ending on the Sunday that is closest to each calendar end.
Item 5.06. Change in shell company status.
See of Item 2.01 of this current report on Form 8-K, which is incorporated herein by reference. As a result of the recapitalization described under Item 2.01 of this current report on Form 8-K, we believe that Global Employment Holdings is no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.
Item 9.01. Financial statements and exhibits
(a) Financial statements of business acquired and pro forma financial information

Page
Audited financial statements:
Report of independent registered public accounting firm	F-1
Consolidated balance sheets as of January 1, 2006 and January 2, 2005	F-2
Consolidated statements of operations for the fiscal years ended January 1, 2006, January 2, 2005, and December 28, 2003	F-3
Consolidated statements of changes in stockholders’ equity (deficit) for the fiscal years ended January 1, 2006, January 2, 2005, and December 28, 2003	F-4
Consolidated statements of cash flows for the fiscal years ended January 1, 2006, January 2, 2005, and December 28, 2003	F-5
Notes to consolidated financial statements	F-6 – F-21
Unaudited financial statements
Introduction to the unaudited pro forma condensed combining balance sheet and statement of operations	F-22
Notes to the unaudited pro forma condensed combining balance sheet and statement of operations	F-23
Pro forma condensed combining balance sheet as of January 1, 2006 and pro forma condensed combining statement of operations for the fiscal year ended January 1, 2006	F-24 – F-25
(b) Exhibits

Exhibit #	Description
2.1	Plan of Merger between Global Merger Corp and Global Employment Solutions, Inc.

3.1	Amended and Restated Certificate of Incorporation of Global Employment Holdings, Inc.

3.2	Certificate of Designations, Preferences and Rights of Global Employment Holdings, Inc.

3.3	Amended and Restated Bylaws of Global Employment Holdings, Inc.

4.1	Form of Warrant issued under Notes Securities Purchase Agreement

4.2	Form of Warrant issued under Preferred Stock Securities Purchase Agreement

4.3	Form of Warrant issued under Common Stock Securities Purchase Agreement

4.4	Form of Registration Rights Agreement under Notes Securities Purchase Agreement

4.5	Form of Registration Rights Agreement under Preferred Stock Securities Purchase Agreement

4.6	Form of Registration Rights Agreement under Common Stock Securities Purchase Agreement

4.7	Registration Rights Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, LLC, Arnold P. Kling and Kirk M. Warshaw

4.8	Lock-Up Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, LLC, Arnold P. Kling and Kirk M. Warshaw

10.1	Form of Share Purchase Agreement among Global Employment Solutions, Inc., Global Employment Holdings, Inc. and the shareholders of Global Employment Solutions, Inc. signatory thereto

10.2	Notes Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto

Exhibit #	Description
10.3	Joinder Agreement of Global Employment Holdings, Inc. to Notes Securities Purchase Agreement

10.4	Form of Note under Notes Securities Purchase Agreement

10.5	Guaranty under Notes Securities Purchase Agreement

10.6	Pledge Agreement under Notes Securities Purchase Agreement

10.7	Security Agreement under Notes Securities Purchase Agreement

10.8	Subordination Agreement under Notes Securities Purchase Agreement

10.9	Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto

10.10	Joinder Agreement of Global Employment Holdings, Inc. to Preferred Stock Securities Purchase Agreement

10.11	Common Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto

10.12	Joinder Agreement of Global Employment Holdings, Inc. to Common Stock Securities Purchase Agreement

10.13	Form of Indemnification Agreement

10.14	Form of Noncompetition Agreement

10.15	Amended and Restated Employment Agreement, dated January 1, 2004, between Global Employment Solutions, Inc. and Howard Brill

10.16	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated January 1, 2005, between Global Employment Solutions, Inc. and Dan Hollenbach

10.17	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated April 4, 2001, among Global Employment Solutions, Inc., Southeastern Staffing, Inc. and Robert Larkin

10.18	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated March 14, 2003, among Global Employment Solutions, Inc., TPS, Inc. and Stephen Pennington

10.19	Fifth Amendment to Credit and Security Agreement and Waiver of Defaults between Wells Fargo Bank, National Association and Global Employment Solutions, Inc.

10.20	Fourth Amended and Restated Revolving Promissory Note under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults

10.21	Term Note under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults

10.22	Form of Pledge Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults

10.23	Form of Patent and Trademark Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults

10.24	Form of Copyright Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults

10.25	Guaranty of Global Employment Holdings, Inc. under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults

10.26	Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults

14.1	Code of Conduct of Global Employment Holdings, Inc.

14.2	Audit Committee Charter of Global Employment Holdings, Inc.

14.3	Compensation Committee Charter of Global Employment Holdings, Inc.

16.1	Letter regarding Change in Certifying Accountant

21.1	List of subsidiaries of Global Employment Holdings, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL EMPLOYMENT HOLDINGS, INC.

Date: April 3, 2006	By:	/s/ Howard Brill

Howard Brill
Chief Executive Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Global Employment Solutions, Inc.
We have audited the accompanying consolidated balance sheets of Global Employment Solutions, Inc. and Subsidiaries as of January 1, 2006 and January 2, 2005 and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended January 1, 2006, January 2, 2005 and December 28, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Employment Solutions, Inc. and Subsidiaries as of January 1, 2006 and January 2, 2005 and the results of their operations and their cash flows for the years ended January 1, 2006, January 2, 2005 and December 28, 2003 in conformity with U.S. generally accepted accounting principles.
/s/ Mayer Hoffman McCann P.C.
Denver, Colorado
March 6, 2006, except for Note P, as to
which the date is March 25, 2006

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
January 1, 2006 and January 2, 2005

	January 1,	January 2,
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$137,860	$152,442
Accounts receivable, net	21,693,553	16,659,273
Deferred income taxes	978,000	1,263,000
Prepaid expenses and other current assets	2,996,768	2,283,883

Total current assets	25,806,181	20,358,598

Property and equipment, net	1,021,987	1,217,297
Deferred income taxes	7,206,000	10,276,000
Other assets, net	137,695	414,084
Goodwill	18,747,776	18,747,776

Total assets	$52,919,639	$51,013,755

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Bank overdrafts	$2,708,600	$442,270
Accounts payable	504,551	403,774
Accrued liabilities	16,126,484	14,648,768
Current portion of long-term debt	17,820,733	—
Mandatorily redeemable restricted common stock	21,167,525	—
Mandatorily redeemable preferred stock	43,595,716	—
Put warrants, equivalent to 542,166 common shares	300	300
Income taxes payable	240,493	628,812

Total current liabilities	102,164,402	16,123,924

Long-term debt	—	17,800,224

Total liabilities	102,164,402	33,924,148

MANDATORILY REDEEMABLE PREFERRED STOCK	—	6,902,907

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $.01 par value, 50,000,000 shares authorized:
Series C preferred stock, 7,000,000 authorized shares designated, 6,825,780 issued and outstanding in fiscal years 2005 and 2004. Included above under mandatorily redeemable preferred stock	—	—
Series D preferred stock, 30,000,000 authorized shares designated, 21,841,938 issued and outstanding in fiscal years 2005 and 2004. Included above under mandatorily redeemable preferred stock	—	—
Common stock, $.01 par value, 10,000,000 shares authorized; 693,374 and 2,040,549 shares issued and outstanding in fiscal years 2005 and 2004, respectively	6,933	20,405
Additional paid in capital	32,151,793	32,151,793
Accumulated deficit	(81,403,489)	(21,985,498)

Total stockholders’ equity (deficit)	(49,244,763)	10,186,700

Total liabilities and stockholders’ equity (deficit)	$52,919,639	$51,013,755

The accompanying notes are an integral part of these statements.

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal years ended
	January 1,	January 2,	December 28,
	2006	2005	2003
REVENUES, net	$111,562,518	$97,125,779	$85,567,742
COST OF SERVICES	77,192,645	66,926,048	58,336,910

GROSS PROFIT	34,369,873	30,199,731	27,230,832

OPERATING EXPENSES
Selling, general and administrative	24,326,479	23,934,841	22,629,883
Depreciation and amortization	729,487	733,513	706,775

Total operating expenses	25,055,966	24,668,354	23,336,658

OPERATING INCOME	9,313,907	5,531,377	3,894,174

OTHER INCOME (EXPENSE)
Interest expense, net of interest income	(255,635)	(690,117)	(811,803)
Restricted stock compensation	(21,151,892)	—	—
Valuation of redeemable preferred stock	(36,692,809)	—	—
Other income (expense)	—	(13,497)	13,595

Total other expense, net	(58,100,336)	(703,614)	(798,208)

INCOME (LOSS) BEFORE INCOME TAXES	(48,786,429)	4,827,763	3,095,966

INCOME TAXES	3,631,562	2,034,489	1,422,848

NET INCOME (LOSS)	(52,417,991)	2,793,274	1,673,118

Dividend paid to Series C preferred stockholders	(6,300,000)	—	—

Income (loss) available to common stockholders	$(58,717,991)	$2,793,274	$1,673,118

Basic earnings (loss) per share of common stock	$(31.35)	$1.31	$0.72

Weighted average number of basic shares outstanding	1,873,167	2,129,906	2,309,605

Diluted earnings (loss) per share of common stock	$(24.31)	$1.05	$0.59

Weighted average number of diluted shares outstanding	2,415,333	2,672,072	2,851,771
The accompanying notes are an integral part of these statements.

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
Fiscal years ended January 1, 2006, January 2, 2005 and December 28, 2003

	Preferred stock						Additional	Accumulated
	Series C		Series D		Common stock		paid in capital	deficit	Total
	Amount	Shares	Amount	Shares	Amount	Shares
Balances at December 29, 2002 as previously reported	$68,389	6,838,864	$222,210	22,221,038	$23,330	2,332,994	$38,747,457	$(37,087,838)	$1,973,548

Correction of net deferred income tax assets and income taxes payable	—	—	—	—	—	—	—	13,957,004	13,957,004
Correction of accrued workers compensation	—	—	—	—	—	—	—	(3,737,869)	(3,737,869)
Correction of prior year accrued contractor payables	—	—	—	—	—	—	—	416,813	416,813
Correction of outstanding shares of 379,100 Series D preferred stock	—	—	(3,791)	(379,100)	—	—	3,791	—	—
Reclassification of manditorily redeemable preferred stock to mezzanine level	(68,389)	(6,838,864)	(218,419)	(21,841,938)	—	—	(6,599,455)	—	(6,886,263)

Balances at December 29, 2002 as restated	—	—	—	—	23,330	2,332,994	32,151,793	(26,451,890)	5,723,233

Repurchase of 123,988 shares of restricted common stock	—	—	—	—	(1,240)	(123,988)	—	—	(1,240)
Issuance of 15,000 shares of restricted common stock	—	—	—	—	150	15,000	—	—	150
Net income	—	—	—	—	—	—	—	1,673,118	1,673,118

Balances at December 28, 2003	—	—	—	—	22,240	2,224,006	32,151,793	(24,778,772)	7,395,261

Repurchase of 321,572 shares of restricted common stock	—	—	—	—	(3,216)	(321,572)	—	—	(3,216)
Issuance of 138,115 shares of restricted common stock	—	—	—	—	1,381	138,115	—	—	1,381
Net income	—	—	—	—	—	—	—	2,793,274	2,793,274

Balances at January 2, 2005	—	—	—	—	20,405	2,040,549	32,151,793	(21,985,498)	10,186,700

Cash dividends ($0.508 per restricted common share and $0.92 per Series C share)	—	—	—	—	—	—	—	(7,000,000)	(7,000,000)
Issuance of 217,427 shares of restricted common stock	—	—	—	—	2,174	217,427	—	—	2,174
Repurchase of 1,262 shares of restricted common stock	—	—	—	—	(13)	(1,262)	—	—	(13)
Reclassification of 1,563,340 shares of redeemable restricted stock to a liability	—	—	—	—	(15,633)	(1,563,340)	—	—	(15,633)
Net loss	—	—	—	—	—	—	—	(52,417,991)	(52,417,991)

Balances at January 1, 2006	$—	—	$—	—	$6,933	693,374	$32,151,793	$(81,403,489)	$(49,244,763)

The accompanying notes are an integral part of these statements.

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Fiscal years ended January 1, 2006, January 2, 2005 and December 28, 2003

	January 1,	January 2,	December 28,
	2006	2005	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(52,417,991)	$2,793,274	$1,673,118
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	519,473	518,552	633,815
Amortization of debt discount and issuance costs	47,331	436,402	436,404
Amortization of other assets	210,014	214,961	72,960
Bad debt expense	330,175	492,110	317,150
Deferred taxes	3,355,000	1,619,000	943,000
Issuance of Series C preferred stock for services	—	340,000	—
Restricted common stock compensation expense	21,151,892	—	—
Valuation of redeemable preferred stock	36,692,809	—	—
Changes in operating assets and liabilities:
Accounts receivable	(5,364,455)	(1,018,695)	(5,177,481)
Prepaid expenses and other	(648,332)	(321,284)	(458,948)
Accounts payable	100,777	(292,426)	(799,883)
Income taxes payable	(388,319)	168,527	314,861
Accrued expenses and other liabilities	1,477,716	1,220,769	2,486,284

Net cash flows provided by operating activities	5,066,090	6,171,190	441,280

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(324,163)	(556,489)	(747,770)

Net cash flows used in investing activities	(324,163)	(556,489)	(747,770)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdrafts	2,266,330	(631,421)	780,509
Net repayments of revolving credit facility	—	(4,742,346)	(1,335,376)
Debt issuance costs	(25,000)	—	—
Repurchase of Series C preferred stock	—	(224,456)	(98,900)
Return paid on Series C preferred stock	—	—	(111,263)
Issuance of restricted common stock	2,174	1,381	150
Repurchase of restricted common stock	(13)	(3,216)	(1,240)
Cash dividend paid	(7,000,000)	—	—

Net cash flows used in financing activities	(4,756,509)	(5,600,058)	(766,120)

Net increase (decrease) in cash and cash equivalents	(14,582)	14,643	(1,072,610)
Cash and cash equivalents, beginning of year	152,442	137,799	1,210,409

Cash and cash equivalents, end of year	$137,860	$152,442	$137,799

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for income taxes	$665,481	$231,445	$164,986

Cash paid during the year for interest	$208,304	$253,715	$375,399

The accompanying notes are an integral part of these statements.

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
Organization
Global Employment Solutions, Inc. (“GES”), a Colorado corporation, was formed in February 1998, and through its subsidiaries identified below, is a provider of diversified human capital solutions with offices in key cities throughout the United States. All of the entities except Southeastern operate under the Global Employment Solutions name. GES subsidiaries include:
Staffing Services:
➢	Temporary Placement Service, Inc. (TPS)

➢	Excell Personnel Service Corporation (Excell)

➢	Main Line Personnel Service, Inc. (Main Line)

➢	Friendly Advanced Software Technology, Inc. (FAST)
Professional Employer Organization (“PEO”):
➢	Southeastern Staffing, Inc. and Southeastern Personnel Management, Inc. (collectively Southeastern)
Principles of Consolidation
The consolidated financial statements include the accounts of GES and its subsidiaries (collectively the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.
Fiscal Year
The Company’s fiscal year is based on a 52/53-week cycle ending on the Sunday closest to each calendar year end. Consequently, fiscal 2005 ended on January 1, 2006, fiscal 2004 ended January 2, 2005 and fiscal 2003 ended December 28, 2003. In fiscal 2005 and 2003, the Company had 52-week years; in fiscal 2004 the Company had a 53-week year.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In particular, the accrual for the large deductible workers compensation insurance program is based on estimates and actuarial assumptions that the Company believes are reliable. However, these estimates and assumptions may change in the future based on actual experience in processing and settling claims.
Revenue Recognition
The Company’s PEO revenues consist of amounts received or receivable under employee leasing client service agreements. Amounts billed to PEO clients include actual wages of employees dedicated to each work-site and related payroll taxes paid by the Company, a contractual administrative fee, and workers compensation and health care charges at rates provided for in the agreements. PEO gross profit includes the administrative fees earned plus the differential in amounts charged to clients for workers compensation coverage and unemployment insurance for the leased employees and the actual cost of the insurance to the Company. Based on the subjective criteria established by EITF No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company records PEO revenues net, having determined that this better reflects the substance of the transactions between the Company and its PEO clients. The Company believes this provides greater comparability to the financial results within the industry. In addition, it will better focus the Company on, and allow investors to better understand, the financial results of the Company’s business.
Revenues relating to earned but unpaid wages of work-site employees at the end of each period are recognized as unbilled accounts receivable and revenues, and the related direct payroll costs are accrued as earned by the work-site employees. Subsequent to the end of each period, such wages are paid and the related revenue is billed.
Health care billings are concurrent with insurance provider billings. All billings for future health care coverage are deferred and recognized over the proper service dates, usually less than one calendar month.
Temporary service revenues are recognized as the Company’s employees render services to customers.

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Permanent placement revenues are recognized when employment candidates accept offers of permanent employment. Provisions for sales allowances, based on historical experience, are recognized at the time the related sale is recognized.
Cash and Cash Equivalents
The Company’s policy is to invest any cash in excess of operating requirements in highly liquid, income-producing investments. The Company considers such investments with maturity of three months or less at the time of purchase to be cash equivalents.
Financial Instruments
The Company does not believe that its financial instruments, primarily cash and cash equivalents, and accounts receivable are subject to significant concentrations of credit risk. The Company’s cash periodically exceeds the FDIC limits on insured balances. Maintaining deposits with major banks mitigates this risk.
Credit is extended based on an evaluation of the customer’s financial condition and, if necessary, a deposit or some other form of collateral or guarantee is obtained. Credit losses have generally been within management’s expectations. Concentrations of credit risk with respect to trade accounts receivable are limited due to the Company’s large number of customers and their dispersion across many different industries and geographic locations nation-wide. The Florida and Georgia offices accounted for approximately 75% of total net revenues for fiscal 2005. Consequently, weakness in economic conditions in these regions could have a material adverse effect on the Company’s financial position and results of operations.
The Company believes the carrying value of its financial instruments approximates their respective fair market values as of January 1, 2006 and January 2, 2005.
Accounts Receivable and Allowance for Doubtful Accounts
The majority of the Company’s accounts receivable are due from customers of the Company for amounts due related to services provided under employee leasing client service agreements, temporary staffing or permanent placement fees. Credit is extended based on evaluation of a customer’s financial condition and underlying collateral or guarantees. Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. The Company determines its allowance for employee leasing and temporary staffing accounts receivable by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, and the condition of the general economy and the industry as a whole. Based on previous loss history, permanent placement allowances are established to estimate losses (returned placement revenues) due to placed candidates not remaining employed for the period guaranteed by the Company, which is normally 30 to 90 days. The Company writes-off accounts receivable when they become uncollectible against the allowance for doubtful accounts, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.
Property and Equipment
Property and equipment is recorded at cost. Additions, major renewals and betterments are capitalized; maintenance and repairs that do not extend asset lives are charged against earnings in the period incurred. Gains or losses on the disposition of property and equipment are reflected in earnings and the related asset cost and accumulated depreciation are removed from the respective accounts. Depreciation is computed using the straight-line method over the assets’ estimated useful lives. The estimated useful lives of property and equipment for purposes of computing depreciation are as follows:
➢	Computer software 3 to 5 years

➢	Office equipment 3 to 7 years

➢	Furniture and fixtures 5 to 10 years
Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the lease term.
Costs of developing or obtaining computer software for internal use are capitalized in accordance with AICPA Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. Capitalization stops when the development phase, which includes activities such as software design and configuration, coding, installation, testing, and parallel processing is complete. Amortization begins when the computer software is ready for its intended use, regardless of whether the software will be placed in service in planned stages that may extend beyond a reporting period. Amortization is recorded on a straight-line basis over software’s estimated useful life, usually 3 to 5 years.

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Goodwill
Goodwill represents the excess of the purchase prices over the fair value of assets acquired in the business acquisitions of subsidiaries. Goodwill is evaluated annually for impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). As a result of the adoption of SFAS No. 142, the Company discontinued the amortization of goodwill effective December 31, 2001. SFAS No. 142 also requires the Company to perform periodic impairment tests at least annually or sooner if indicators of impairment arise at an interim date. The annual impairment test is performed as of the last day of the Company’s fiscal year. The two step approach to assess goodwill impairment requires the Company to first compare the estimated fair value of each reporting unit that contains goodwill to the carrying amount of the unit’s assets and liabilities, including goodwill. If the fair value of the reporting unit is below its carrying amount, then the second step of the impairment test is performed in which the current fair value of the unit’s assets and liabilities will determine the implied fair value of the unit’s goodwill and the resultant impairment charge.
SFAS No. 142 describes various potential methodologies for determining fair value, including discounted cash flow analysis (present value technique) and techniques based on multiples of earnings, revenue, EBITDA, and/or other financial measures. Due to the observable operating and economic characteristics of the Company and the staffing industry in which it operates, management determined that a valuation based on multiples of EBITDA, supported by staffing industry business acquisition data, was the most appropriate valuation methodology.
The Company determined that each of its subsidiaries were individual reporting units as defined by SFAS No. 142. Accordingly, each of the subsidiaries which have goodwill recorded (Excell, Southeastern, Main Line, FAST) were valued for purposes of the impairment calculation based on multiples of trailing twelve month EBITDA for the annual impairment test. Based upon the results of step one of the impairment test, in each instance the fair value of the reporting unit exceeded its carrying value. Accordingly, step two of the impairment test was not required and no impairment charge was required during fiscal years 2005, 2004 or 2003.
Workers Compensation Insurance
On August 1, 2002, the Company entered into guaranteed cost policies with minimal loss retention for workers compensation coverage in the states in which it operates. Under these policies, the Company is required to maintain refundable deposits of approximately $2,050,000 and $1,773,000, which are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets as of January 1, 2006 and January 2, 2005, respectively.
The Company has established workers compensation collateral deposits to fund claims relating to the Company’s large deductible insurance program that existed from February 1999 through July 2002. These funds and earnings thereon are used to pay claims under this program. Amounts funded represent contractually agreed upon rates primarily based upon payroll levels and the related workers compensation class codes. The Company’s policy is to use its estimated undiscounted workers compensation claims associated with its large deductible insurance fund when determining its net deposit or obligation thereunder. Workers compensation claims are based upon an estimate of reported and unreported losses, net of amounts covered under the applicable insurance policy after deductibles ranging from $250,000 to $350,000 per occurrence, for injuries occurring on or before the applicable policy period end. The policy periods are also subject to aggregate reinsurance over specified limits. The loss estimates are based on several factors including the Company’s current experience, industry averages, relative health care costs, regional influences and other factors.
These estimates are continually reviewed by the Company’s risk management department, and annually by an independent actuary, and any adjustments are reflected in operations as a component of cost of services in the period of change, as they become known. Estimated losses may not be paid for several years and actual losses could differ from these estimates.
As of January 1, 2006 and January 2, 2005, the estimated claims in excess of collateral deposits under this program were approximately $2,067,000 and are reported within accrued liabilities in the accompanying consolidated balance sheets.
Advertising Expense
Advertising costs are expensed as incurred. Advertising expense for fiscal 2005, 2004 and 2003, was $625,835, $414,193 and $455,581, respectively.
Income Taxes
The current provision for income taxes represents estimated amounts payable or refundable on tax returns filed or to be filed for the year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the consolidated balance sheet. Deferred tax assets are also recognized for net operating loss and tax credit carryovers. The overall change in deferred tax assets and liabilities for the

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
period measures the deferred tax expense or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. Deferred tax assets are reduced by a valuation allowance based on an assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.
Long-Lived Assets
The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment loss is measured as the amount by which the asset carrying value exceeds its fair value. Fair value is generally determined using valuation techniques such as estimated future cash flows. Impairment is considered to exist if total estimated future cash flows on an undiscounted basis are less than the carrying amount of the asset. An impairment loss would be measured and recorded based on discounted estimated future cash flows. No impairment losses were recorded during fiscal 2005, 2004 or 2003.
Stock-Based Compensation
The Company has adopted the fair value method of accounting pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, for all issuances of stock options to non-employees of the Company. The Company will continue using the intrinsic value method under the provisions of Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for all stock options issued to employees until January 1, 2006 at which time the Company will be required to follow the provisions of SFAS No. 123R. Under APB No. 25, compensation cost is recognized to the extent that the exercise price is less than the market price for the underlying stock on the date of grant. As a result of the impending merger, as discussed in the subsequent events footnote, $21,151,892 of compensation expense was recorded in other expenses related to outstanding restricted common stock issued to management and employees. It is anticipated that approximately $9,700,000 of the liability will be paid with common stock and therefore, will be classified as additional paid in capital at the time shares are issued to pay the liability. Additionally, the fair market value of $43,595,716 related to redeemable preferred stock was classified as a current liability as of January 1, 2006 with an offsetting charge to other expenses of $36,692,809 for the difference between the estimated liability and carrying value. The valuation was based upon an estimate of the proceeds as calculated under the Master Investment Agreement. It is anticipated that approximately $14,262,000 of the liability will be paid with common stock and therefore, will be classified as additional paid in capital at the time shares are issued to pay the liability.
There were neither stock option grants to employees of the Company during fiscal 2005, 2004 or 2003 nor any outstanding stock option grants as of January 1, 2006.
In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payments (SFAS No. 123(R)), which replaces SFAS No. 123 and supersedes APB No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. In April 2005, the SEC issued a press release that revises the required date of adoption under SFAS 123(R). The new rule allows companies to adopt the provisions of SFAS 123(R) beginning on the first annual period beginning after June 15, 2005. The Company will adopt the fair value method of accounting pursuant to SFAS No. 123 (R) for all issuances of restricted stock and stock options of the Company beginning in fiscal 2006. The effect of adoption of SFAS 123(R) on the Company’s financial position or results of operations has not yet been determined.
Net Earnings (Loss) per Share of Common Stock
Basic earnings (loss) per common share are computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share is calculated by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period adjusted to reflect potentially dilutive securities. Shares representing restricted common stock, which were reclassified to mandatorily redeemable restricted stock in October 2005, were excluded from the calculation of weighted average shares of basic and diluted earnings (loss) per share once they were reported as a liability in the consolidated balance sheet.

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Following is a reconciliation of weighted average shares outstanding for fiscal years 2005, 2004 and 2003:

	Fiscal Year
	2005	2004	2003
Total weighted average common shares outstanding	1,873,167	2,129,906	2,309,605

Warrants	542,166	542,166	542,166

Diluted weighted average common shares outstanding	2,415,333	2,672,072	2,851,771

Recent Accounting Pronouncements
In June 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, Accounting Changes and Error Corrections — a replacement of APB No. 20 and FAS No. 3 (“SFAS No. 154”). SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 is required to be adopted in fiscal years beginning after December 15, 2005. The Company adopted SFAS No. 154 and the impact of such adoption is reflected in the Consolidated Statements of Stockholders’ Equity (Deficit) as an adjustment to the opening balances as of December 29, 2002. The corrections resulted from the following items:
➢	A change in policy related to accounting for net deferred income tax assets and the related valuation allowance and a correction of income taxes payable resulting in a decrease in beginning accumulated deficit of $13,957,004.

➢	A combination of a change in estimate and an error in computing the accrued liability and expense relating to the Company’s large deductible insurance program that existed from February 1999 through July 2002. The Company could not readily distinguish between the amount relating to the estimate and error, and therefore, recorded the entire amount as an increase to accumulated deficit of $3,737,869.

➢	Correction of an error related to accrued contractor liabilities and cost of services in 2001, which was discovered in fiscal 2005 resulting in a decrease in beginning accumulated deficit of $416,813.

➢	Correction of the number of outstanding shares of Series D preferred stock resulting in a decrease to preferred stock and increase to additional paid in capital of $3,791.

➢	A reclassification of redeemable preferred stock from equity to temporary equity resulting in a decrease in stockholder’s equity (deficit) of $6,886,263.
In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets — an Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (“SFAS No. 153”). SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21 (b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange have commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal periods beginning after June 15, 2005. The Company is currently evaluating the requirements of SFAS No. 153, but does not expect it to have a material impact on its financial position or results of operation.
On December 24, 2003, the Financial Accounting Standards Board issued FASB Interpretation (FIN) No. 46 (Revised December 2003), Consolidation of Variable Interest Entities — an interpretation of ARB No. 51, to clarify some of the provisions in the original interpretation (FIN 46) that was issued in January 2003. FIN 46R was issued in response to input received from constituents regarding certain issues arising in implementing FIN 46. The Company does not have any variable interests in variable interest entities.
NOTE B — MASTER INVESTMENT AGREEMENT
As a result of a financial restructuring plan (Recapitalization), the Company’s principal stakeholders are all parties to a Master Investment Agreement dated as of November 15, 2001. Among other things, this agreement defines a prescribed formula for the distribution of net proceeds provided from a sale of the Company or its assets. Net proceeds are defined as any funds available after the repayment of the revolving credit facility. Distributable proceeds are to be allocated according to the following schedules.

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Prior to the distribution of any net proceeds to the Company’s investors and lenders outlined below, management of the Company will be distributed amounts corresponding to the following schedule related to their restricted common stock:

Management	Net Proceeds
Allocation Percentage	Greater than	But Less than or Equal to
10%	$—	$48,192,226
15%	48,192,226	62,178,779
20%	62,178,779	83,254,346
25%	83,254,346	unlimited
The remaining proceeds will be distributed to the Company’s investors and lenders as follows:

		Series C		Series D
		Preferred	Subordinated	Preferred	Common
Level		Stockholders	Lenders	Stockholders	Equity
1	Until Series C receives 3 times return on original investment	100%	—	—	—

2	Then, until Subordinated lenders receive return of principal	26.7%	51.3%	22%	—

3	Then, until Series D receives $13.3 million	28.2%	—	71.8%	—

4	Then, until Series D receives aggregate of $22.2 million	30%	—	70%	—

5	Then, until Subordinated lenders receive 100% of accrued interest as of November 15, 2001	32%	34.7%	33.3%	—

6	Then	32%	6.8%	51.2%	10%
The distribution levels, including amounts allocable to management, would be approximately as follows:

Level	From	To
1	$ —	$22.8 million
2	$22.8 million	$57.9 million
3	$57.9 million	$68.9 million
4	$68.9 million	$84.9 million
5	$84.9 million	$92.3 million
6	$92.3 million	All remaining
Amounts allocable to management are represented by shares of restricted common stock, issued to designated management and employee personnel for nominal consideration under the 2002 Restricted Stock Plan.
NOTE C — ACCOUNTS RECEIVABLE
As of January 1, 2006 and January 2, 2005, accounts receivable consisted of the following:

	January 1,	January 2,
	2006	2005
Accounts receivable billed	$11,763,686	$8,197,193
Accounts receivable unbilled	10,126,785	8,593,268
Accounts receivable other	339,482	337,762
Allowance for doubtful accounts	(536,400)	(468,950)

Total	$21,693,553	$16,659,273

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table sets forth the allowance for doubtful accounts reconciliation for the past three fiscal years.

	January 1,	January 2,	December 28,
	2006	2005	2003
Balance, beginning of year	$468,950	$591,920	$523,715
Additions charged to cost and expense	330,175	492,110	317,150
Accounts receivable written-off net of recoveries	(262,725)	(615,080)	(248,945)

Balance, end of year	$536,400	$468,950	$591,920

NOTE D — PROPERTY AND EQUIPMENT
As of January 1, 2006 and January 2, 2005, property and equipment consisted of the following:

	January 1,	January 2,
	2006	2005
Office equipment	$2,471,210	$2,223,290
Furniture and fixtures	711,648	700,639
Computer software	1,970,122	1,984,481
Leasehold improvements	271,163	243,514

	5,424,143	5,151,924
Less accumulated depreciation and amortization	4,402,156	3,934,627

Total	$1,021,987	$1,217,297

Depreciation expense for fiscal 2005, 2004 and 2003, was $519,473, $518,552, and $633,815, respectively.
NOTE E — OTHER ASSETS
Other noncurrent assets as of January 1, 2006 and January 2, 2005, consisted of the following:

	January 1,	January 2,
	2006	2005
Deposits and other assets	$101,218	$165,772

Debt issuance costs, net of accumulated amortization of $41,927 and $15,104 as of January 1, 2006 and January 2, 2005, respectively	20,573	22,396

Contractual rights, net of accumulated amortization of $227,470 and $144,257 as of January 1, 2006 and January 2, 2005, respectively	15,904	225,916

Total	$137,695	$414,084

Debt issuance costs are amortized over the term of the related indebtedness using the straight-line method, which approximates the effective interest method. Contractual rights are amortized over the two-year term using the straight-line method. Amortization of other assets is $36,477 in fiscal 2006 and $-0- thereafter.

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE F — ACCRUED LIABILITIES
Accrued liabilities consist of the reserve for potential workers compensation claims, payroll and related benefits, unearned benefit deductions and other current liabilities related to services received. Accrued liabilities as of January 1, 2006 and January 2, 2005, consisted of the following:

	January 1,	January 2,
	2006	2005
Accrued payroll and related benefits	$11,838,921	$10,338,468
Accrued workers compensation	2,464,896	2,870,171
Unearned benefit deductions	756,915	770,691
Other	1,065,752	669,438

Total	$16,126,484	$14,648,768

NOTE G — CREDIT AND SECURITY AGREEMENT
Effective in March 2002, and as subsequently amended in June 2003, August 2004, January 2005 and May 2005, the Company and its subsidiaries executed a Credit and Security Agreement with Wells Fargo Bank, (“Wells Fargo”) for revolving credit borrowings and letters of credit collateralized by the Company’s accounts receivable. Maximum available borrowings of up to $10.0 million ($7.5 million prior to August 30, 2004) are limited to 85% of eligible billed receivables and 70% of unbilled receivables. Interest was payable at Wells Fargo’s prime rate plus 1% per annum through August 29, 2004, and effective August 30, 2004, interest is payable at Wells Fargo’s prime rate (7% at January 1, 2006), subject to a minimum of $7,500 per month. A fee of 0.25% per annum is payable on the unused portion of the commitment. The term of the agreement expires on July 31, 2006. There were no outstanding borrowings at January 1, 2006 and January 2, 2005. The agreement requires certain customer payments to be paid directly to blocked lockbox accounts controlled by Wells Fargo, and the agreement contains a provision that allows the lender to call the outstanding balance of the line of credit if any material adverse change in the business or financial condition of the Company occurs. As of January 1, 2006, there are also two outstanding letters of credit with Wells Fargo in the total amount of $235,085, both which expire on December 31, 2006. The amount available to the Company under the line of credit was $9,764,915 and $7,210,392 as of January 1, 2006 and January 2, 2005, respectively.
The agreement includes various financial and other covenants with which the Company must comply in order to maintain borrowing availability and avoid penalties, including restrictions on the payment of dividends. As a result of recording the compensation expense related to the restricted common stock and mandatorily redeemable preferred stock, the Company was in default of its loan covenants as of January 1, 2006 with regard to the minimum net income and net worth requirements. Over the course of our credit arrangement, various defaults have occurred and all defaults have either been cured by the Company or waived by Wells Fargo.
NOTE H — LONG TERM DEBT
As of January 1, 2006 and January 2, 2005, long-term debt consisted of the following:

	January 1,	January 2,
	2006	2005
Senior subordinated notes; including accrued interest through November 15, 2001 of $1,870,844, net of unamortized discount of $0 and $20,509 for fiscal 2005 and 2004, respectively	$15,836,845	$15,816,336

Purchase money subordinated notes - Southeastern sellers	483,888	483,888

KRG subordinated notes	1,500,000	1,500,000

	17,820,733	17,800,224

Less current portion	(17,820,733)	—

Total long-term debt	$—	$17,800,224

All amounts of long-term debt outstanding as of January 2, 2005 were due in 2005. However, the maturity dates of all long-term debt were extended on February 25, 2005 to February 28, 2007. In connection with the share purchase agreement and merger; the debt was reclassified at January 1, 2006 to current based upon an anticipated payoff in March 2006.

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Senior Subordinated Notes and Put Warrants
On March 13, 1998, the Company entered into a senior subordinated note purchase agreement as part of its acquisition of TPS and Excell. This agreement was amended on July 29, 1998, and September 11, 1998, in connection with the Company’s acquisitions of Southeastern, Main Line, PD Quick, a company which merged into TPS during 2000, and National Career Search, Inc., a Company which GES sold in 2000. This agreement was further amended on November 15, 2001 as part of the Recapitalization. The estimated fair value of the detachable stock warrants issued with these notes has been accounted for as a discount from the face value of the notes and is being amortized using the straight line method, which approximates the effective interest method, over the term of the note purchase agreement. Amortization of the debt discount for fiscal 2005, 2004 and 2003 was $20,509, $436,402 and $436,404, respectively, and is included in interest expense on the consolidated statements of operations.
The senior subordinated notes bore interest at a fixed annual rate of 13% per annum. Monthly interest payments of approximately $151,000 were originally to be paid through September 30, 2004. However, interest payments have not been made after November 2000, and as amended in connection with the Recapitalization, all remaining principal, together with all unpaid interest as of November 15, 2001, were payable on February 28, 2005. However, on February 25, 2005 the maturity date of these notes was extended to February 28, 2007. Interest ceased to accrue on these notes effective November 15, 2001. This modification of terms was appropriately accounted for as a troubled debt restructuring and accordingly, the note balances continue to be carried at their historical balances. If the Company is sold prior to maturity, the subordinated note holders will be entitled to receive only the amount provided for by the sales proceeds distribution schedule as described in the Master Investment Agreement.
The detachable stock warrants are exercisable into 542,166 shares of common stock at $.01 per share, at any time prior to the earlier of March 13, 2008 or six years after the senior subordinated notes are paid in full. The warrants provide the holders the right to require the Company to redeem them for fair value at any time after July 29, 2003. The Company re-values the warrants at each reporting date, with a charge or credit recognized in the statement of operations. Given the terms of the Master Investment Agreement, the value of the Company’s common stock was deemed negligible. Consequently, as of January 1, 2006 and January 2, 2005, the fair value of the warrants is reported as $300, the exercise price prepaid by the holders.
Purchase Money Subordinated Notes
In connection with the Company’s purchase of Southeastern, the Company issued subordinated notes to the sellers that bore interest at a fixed rate of 8% per annum, payable quarterly. Quarterly principal payments were to commence June 30, 2000, until paid in full, with any remaining balance due at maturity on July 29, 2005. As part of the Recapitalization, effective November 15, 2001, the remaining notes no longer bear interest and were scheduled to mature July 29, 2005, or share in proceeds from a sale of the Company along with other subordinated note holders. This modification of terms was appropriately accounted for as a troubled debt restructuring and accordingly, the note balances continue to be carried at their historical balances. On February 25, 2005, the maturity date of these notes was extended to February 28, 2007.
KRG Subordinated Notes
KRG is a related party and its affiliates and associates are significant investors in the Company. During 2001, KRG advanced working capital funds to the Company. These advances are non-interest bearing and were to mature February 5, 2005, or share in distributable proceeds from sale of the Company along with other holders of the Company’s subordinated debt. On February 25, 2005, the maturity date of these notes was extended to February 28, 2007.
NOTE I — INCOME TAXES
Income tax expense attributable to income from operations consists of the following for fiscal 2005, 2004 and 2003:

Fiscal Year ended January 1, 2006
	Current	Deferred	Total
U.S. Federal	$159,000	$3,252,972	$3,411,972
State and local	117,562	102,028	219,590

Total	$276,562	$3,355,000	$3,631,562

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Year ended January 2, 2005
	Current	Deferred	Total
U.S. Federal	$29,870	$1,445,730	$1,475,600
State and local	385,619	173,270	558,889

Total	$415,489	$1,619,000	$2,034,489

Fiscal Year ended December 28, 2003
	Current	Deferred	Total
U.S. Federal	$39,700	$843,108	$882,808
State and local	440,148	99,892	540,040

Total	$479,848	$943,000	$1,422,848

Income tax expense attributable to income from operations for fiscal 2005, 2004 and 2003 differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax income from operations as a result of state taxes, net of federal benefit, non-deductible expenses, primarily restricted compensation, entertainment expense and FICA tip credits as shown in the following table:

	Fiscal year ended
	January 1,	January 2,	December 28,
	2006	2005	2003
Tax computed at the federal statutory rate	34.0%	34.0%	34.0%

State tax, net of federal tax benefit	(0.6)	3.6	5.9

Permanent differences	(0.4)	3.8	4.4

Restricted stock and valuation of redeemable preferred stock	(40.1)	—	—

Other	(0.3)	0.7	1.7

Effective Rate	(7.4)%	42.1%	46.0%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of January 1, 2006 and January 2, 2005, are presented below.
     Deferred tax asset (liability):

	January 1,	January 2,
	2006	2005
Accrued vacation	$—	$9,000
Allowance for bad debts	204,000	178,000
Other reserves	774,000	1,076,000

Deferred tax assets – current	978,000	1,263,000

AMT and FICA tip tax credit	2,589,000	1,913,000
Net operating loss carry forwards	1,327,000	4,137,000
Amortization of goodwill and other intangibles	4,277,000	5,164,000
Depreciation of property and equipment	(92,000)	(43,000)
Less valuation allowance	895,000	895,000

Deferred tax assets – long term	7,206,000	10,276,000

Net deferred tax assets	$8,184,000	$11,539,000

As of January 1, 2006, the Company had federal net operating loss carry forwards of approximately $120,000, which it expects to utilize in fiscal 2006. The Company has state net operating loss carry forwards of approximately $9,900,000, which expire on various dates from 2010 through 2024.
The Company has established a valuation allowance against its net deferred tax assets as of January 1, 2006 and January 2, 2005, of $895,000. The valuation allowance results from the uncertainty regarding the Company’s ability to produce

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
sufficient state taxable income in various states in future periods necessary to realize the benefits of the related deferred tax assets. The Company determined that the net deferred tax assets related to state net operating loss carry forwards should remain subject to an allowance until it has forecasted net income into the foreseeable future sufficient to realize the related state net deferred tax assets.
NOTE J — STOCKHOLDERS’ EQUITY
As amended on May 9, 2002, the Company’s authorized capital consists of 10,000,000 shares of $.01 par value common stock, and 50,000,000 shares of $.01 par value preferred stock. The amendment designated 7,000,000 shares as series C preferred stock, and 30,000,000 shares as series D preferred stock.
Preferred Stock
The series C and Series D preferred stockholders are entitled to vote with the common stock stockholders, however, not as a separate class. No specific provisions were made with respect to dividends on the preferred stock; however, no dividends may be paid on common stock for so long as any class of preferred stock is outstanding unless approved by the preferred stockholders. The relative priorities of the classes of equity securities to receive distributions of proceeds from an approved sale of the Company are also described in the Master Investment Agreement.
The redeemable preferred stock has been classified outside of stockholders’ equity as temporary equity. As a result of the impending merger, as discussed in the subsequent events footnote, the preferred stock was reclassified to a current liability titled mandatorily redeemable preferred stock on the balance sheets at an estimated fair market value of $43,595,716 with an offsetting expense in other expenses of $36,692,809 for the difference between the estimated liability and carrying value, pursuant to the provisions of Staff Accounting Bulletin No. 64, Redeemable Preferred Stock and SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, as of January 1, 2006. The valuation was based upon an estimate of the proceeds as calculated pursuant to the Master Investment Agreement. It is anticipated that approximately $14,262,000 of the liability will be paid with common stock and therefore, will be classified as additional paid in capital at the time shares are issued to pay the liability.
Following is a reconciliation of the number of shares issued of Series C and Series D preferred stock:

	Series C		Series D
	Amount	Shares	Amount	Shares	Total
Balance December 29, 2002 as restated	$6,838,864	6,838,864	$47,399	21,841,938	$6,886,263
Repurchase of 100,000 shares	(98,900)	(100,000)	—	—	(98,900)

Balance December 28, 2003	6,739,964	6,738,864	47,399	21,841,938	6,787,363
Repurchase of 213,084 shares of series C preferred stock	(224,456)	(213,084)	—	—	(224,456)
Issuance of 300,000 shares of series C preferred stock in lieu of compensation	340,000	300,000	—	—	340,000

Balance January 2, 2005	6,855,508	6,825,780	47,399	21,841,938	6,902,907
Estimated fair value adjustment	19,735,063	—	16,957,746	—	36,692,809

Balance January 1, 2006	$26,590,571	6,825,780	$17,005,145	21,841,938	$43,595,716

Stockholders’ Agreement
All stockholders are party to a Stockholders’ Agreement that significantly restricts the transferability of shares of the Company’s capital stock and provides for other corporate governance matters.
Dividends
On February 3, 2005, the Board of Directors authorized a $7 million dividend payable to the stockholders of restricted common stock and Series C preferred stock at the time the dividend is paid. In March 2005, $700,000 was paid to the restricted common stockholders and $6.3 million was paid to the Series C stockholders based upon their pro rata share of the outstanding shares.

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Stock Options
Historically, the Company has granted common stock options to employees at a price equal to or greater than the estimated fair value of the stock on the date of grant. Options held by any parties to the Master Investment Agreement were cancelled as of November 15, 2001. All other options held by employees of the Company were canceled during 2002 in exchange for shares of restricted common stock.
Compensation
During fiscal 2004, the Company issued 300,000 shares of Series C preferred stock valued at $340,000 to various members of management in lieu of cash bonuses.
NOTE K — COMMITMENTS AND CONTINGENCIES
Contingencies
The Company is party to various legal actions and claims related to its business. In management’s opinion, the ultimate settlement of these actions will have no material effect on the Company’s financial position or results of operations.
Operating Leases
The Company is obligated under several operating leases for office space and certain office equipment expiring at various dates through 2010. Rent expense under operating leases for fiscal 2005, 2004, 2003 was $1,585,106, $1,643,643 and $1,589,032, respectively.
As of January 1, 2006, future minimum lease commitments under noncancellable operating leases are as follows:

Fiscal Years
2006	$903,369
2007	732,639
2008	323,099
2009	190,120
2010	9,107

Total	$2,158,334

Certain leases contain purchase options, renewal options and escalation clauses. These contingent rent amounts are excluded from minimum rent until lease extensions are executed. Rent escalations, however, are reflected in minimum rent and are included in the determination of total rent expense. Sublease rental payments received by the Company under a sublease agreement, which expired on December 31, 2003, was $141,799 for fiscal 2003.
NOTE L — EMPLOYEE BENEFIT PLANS
Effective January 1, 2000, the Company adopted a 401(k) plan (the “Plan”) for the benefit of all eligible employees of the Company, as defined in the Plan Agreement. The Plan allows participants to make pretax contributions limited to amounts established by tax laws. The employee contributions and earnings thereon are always 100% vested, and the employers’ match, if made, vests ratably over a six-year period. The Company currently does not match employee contributions. Employees are eligible to participate in the Plan on the next entry date after turning age 21 and upon completion of at least 1,000 hours of service. The Plan allows for hardship withdrawals and loans from participant accounts. All amounts contributed to the Plan are deposited into a trust fund administered by independent trustees.
Southeastern has adopted a 401(k) profit sharing plan (the “SE Plan”) for the benefit of all eligible employees, as defined in the plan agreement. The SE Plan is a defined contribution plan to which eligible employees may make voluntary contributions, on a before-tax basis, from 1 percent to 15 percent of their compensation during each year while they are a plan participant. Under the SE Plan, employees’ salary deferral contributions are limited to amounts established by tax laws. Participants are at all times fully vested in their salary deferral contributions to the SE Plan and the earnings thereon. All amounts contributed pursuant to the SE Plan are held in a trust and invested, pursuant to the participant’s election, in one or more investment funds offered by a third-party trustee.
Employees are eligible to participate in the SE Plan on the next entry date after turning age 21 and upon completion of at least 1,000 hours of service in a consecutive 12-month period. Entry dates are the first day of each quarter. Service with a client Company is credited for eligibility and vesting purposes under the SE Plan.

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The SE Plan also offers the option of matching contributions to certain work-site employees under Section 401(m) of the Internal Revenue Code. Under this option, customer companies may elect to participate in the matching program, pursuant to which the customer companies contribute an annually determined percentage of the employee’s compensation each pay period. Participants vest in these matching contributions 20 percent per year beginning after one year of service, and are fully vested after six years of service. In addition, participants are fully vested in these matching contributions upon normal retirement (i.e., attainment of age 65) or death. Southeastern’s customers made matching contributions of approximately $275,000, $299,000 and $267,000 for work-site employees for fiscal 2005, 2004 and 2003, respectively.
In July 2004 The Company adopted “The Executive Nonqualified Excess Plan” (“Exec Plan”) for certain management employees and independent contractors. The Exec Plan allowed for deferral of current compensation and bonuses (maximum of 90%) providing for retirement and other benefits. The Company did not fund the Exec Plan; however, participants elected salary amounts to defer and the Company credited the participant’s deferred compensation account on each crediting date. The Company holds the assets and liabilities of the Exec Plan through a third-party trustee. Effective December 31, 2005, the Company terminated this plan. Participant liabilities were paid in December 2005 and as of January 1, 2006 the plan assets of $156,210 are included in prepaid expenses and other current assets.
NOTE M — RESTRICTED STOCK PLAN
Effective May 2002, the Company adopted the 2002 Restricted Stock Plan (the “Stock Plan”). The Stock Plan provides for issuance of up to 3,000,000 shares of restricted common stock. The restricted shares are issued at the discretion of the Compensation Committee of the Board of Directors, and carry the terms outlined below. The Stock Plan terminates the later of May 2012 or upon execution of an approved sale of the Company.
On May 15, 2002, all employees who held stock options were given one share of restricted common stock in exchange for the cancellation of each stock option (the Exchange). Employees were required to pay $.01 per share to affect the purchase of the restricted common shares and concurrent cancellation of the stock options. Effective with the creation of the Stock Plan, all previous stock option plans and all employee options were cancelled.
Additionally, stock awards may be granted to employees, outside directors, and consultants of the Company, or any of its subsidiaries at the sole discretion of the Compensation Committee. The holders of shares issued under the Stock Plan possess the same rights as the stockholders of unrestricted common stock, with the exception that the restricted shares have no voting rights. The restricted stock is nontransferable until an approved sale of the Company is consummated.
The restricted shares issued as part of the Exchange vested 16.68% immediately, with the remaining percentage vesting ratably (2.78% per month) over the following 2.5 year period. Additionally, these shares vest an additional 17% upon termination of an employee without cause. The restricted shares issued as incentive awards subsequent to the Exchange vest ratably over a 3-year period (2.75% per month). All restricted shares issued under the Stock Plan vest immediately upon execution of an approved sale of the Company. Upon termination of an employee, the Company has the option to repurchase all of the unvested shares held by the employee for $.01 per share.
Simultaneous with an approved sale of the Company, the Company will repurchase the restricted shares for an amount determined as outlined above (10-25% of Net Proceeds). The aggregate amount attributable to management under the sales proceeds distribution schedule in the Master Investment Agreement will be allocated to individual employees based on their pro rata share of the shares issued under the Stock Plan. If no amounts are due to management under the sales proceeds distribution schedule, the Company will repurchase restricted shares for $.01 per share.
As a result of the impending merger, as discussed in the subsequent events footnote, the fair market value of $21,167,525 was classified as a current liability with a corresponding charge to compensation expense, net of the basis pursuant to the provisions of SFAS No. 150, as of January 1, 2006. The valuation was based upon an estimate of the proceeds as calculated pursuant to the Management Allocation Percentage under the Master Investment Agreement. It is anticipated that approximately $9,700,000 of the liability will be paid with common stock and therefore, will be classified as additional paid in capital at the time shares are issued to pay the liability.
As of January 1, 2006 and January 2, 2005, 1,563,340 and 1,347,175 shares were issued and outstanding under the Stock Plan, respectively.
NOTE N — RELATED PARTIES
The Company is renting administrative facilities from stockholders and current employees, and family members of officers of the Company. For fiscal 2005, 2004 and 2003, the Company paid rent expense to these related parties of $514,287, $495,221 and $353,558, respectively. In addition there was $187,945 of expense paid related to the buyout of a portion of a related party lease during fiscal 2004.

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company has a management consulting agreement with KRG, a company controlled by certain stockholders of GES. The Company receives management, advisory and corporate structure services from KRG for an annual fee. KRG is also eligible for a bonus fee, based on performance thresholds, for each fiscal year, and fees related to acquisitions and divestitures completed by the Company. On November 15, 2001, KRG agreed to waive and forgive amounts accrued as of that date. From November 15, 2001 forward, management-consulting fees were charged based on assessments of the Company’s financial ability. During fiscal 2005 and 2004, $180,000 and $90,000, respectively, in consulting fees were charged and such amounts were included in operating expenses in the statements of operations. No amounts were charged by KRG during fiscal 2003.
In 2001, as part of the Recapitalization, certain of the management and debt and equity holders of the Company formed a limited liability company (the LLC) for the purpose of purchasing at a discount, certain senior debt. The Company then issued its Series C preferred stock to the LLC to retire the senior debt and related accrued interest. KRG is one of the members of the LLC, one of the Senior Subordinated Note holders, and can influence the management of the Company through its management consulting agreement described above. Additionally, five of the remaining Senior Subordinated Note holders own shares of the Company’s Series D Preferred Stock, and are members of the LLC, and thus own a pro-rata share of the Company’s Series C Preferred Stock.
NOTE O — SEGMENT INFORMATION
The Company’s business is divided into two major segments, staffing services and professional employer organization, also known as PEO services. These segments consist of several different practice groups. The Company’s temporary staffing practice group provides temporary and temp-to-hire services in areas such as light industrial, clerical, logistics fulfillment, call center operations, financial services, and warehousing, among others. The Company’s direct hire placement practice group responds to the Company’s customer’s requests by finding suitable candidates from the Company’s national network of candidates across a broad range of disciplines. The Company’s professional services practice group provides temporary and temp-to-hire services in areas such as information technology, known as IT, life sciences and others. The Company’s employee leasing practice group assists customers in managing human resources responsibilities and employer risks such as payroll and tax administration, workers compensation, employee benefit programs, and regulatory compliance. The Company’s operating segments are based on the type of services provided to clients. Staffing services are provided to clients throughout the United States and as such, the revenue earned is spread over numerous states. These operations do not meet the quantitative thresholds outlined by the SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, which requires the reporting of financial information by region. The reconciling difference between the two segments and total Company represents costs and assets of the corporate division. All revenue is earned within the United States.
Segment information is as follows:

	Fiscal Years Ended
	January 1,	January 2,	December 28,
	2006	2005	2003
Staffing revenue	$81,174,557	$70,055,028	$61,639,527
PEO revenue	30,387,961	27,070,751	23,928,215

Total Company revenue	$111,562,518	$97,125,779	$85,567,742

Staffing income before income taxes	$7,880,579	$5,284,554	$4,436,025
PEO income before income taxes	$4,563,058	$2,944,522	$2,255,860
Total Company income (loss) before income taxes	$(48,786,429)	$4,827,763	$3,095,966

Staffing assets	$23,506,071	$16,786,908	$16,487,045
PEO assets	$26,612,231	$18,658,783	$21,428,472
Total Company assets	$52,919,639	$51,013,755	$51,953,428

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE P — SUBSEQUENT EVENTS
Share purchase and merger and related transactions
The Company is currently in the process of negotiating a share purchase and merger with a publicly held shell company. Upon the consummation of a share purchase and merger with the unrelated shell company, (“Newco”), Newco will change its name to Global Employment Holdings, Inc. (“Holdings”) and become the parent company of GES. The business operations of Holdings following the recapitalization will consist of those of its subsidiary, GES.
The share purchase and merger
Holdings will purchase approximately 97% of the outstanding equity of GES, pursuant to a share purchase agreement. Holdings also will close a private placement of its common stock, preferred stock, convertible notes and warrants to purchase common stock on that date as discussed below.
Pursuant to that transaction, GES will become a subsidiary of GES Merger Corp (“Merger Corp”), a Colorado corporation and wholly owned subsidiary of Holdings. Merger Corp and GES will enter into a merger agreement whereby Merger Corp will be merged with and into GES, resulting in Holdings being the direct sole shareholder of GES.
Through the share purchase and the merger, the stockholders of GES will receive approximately 4,865,000 shares of common stock of Holdings. In addition, the stockholders will receive an aggregate cash payment of approximately $40,520,000. Certain un-accredited restricted common stockholders will receive only cash for their shares. The share purchase agreement will contain customary representations and warranties, none of which survive the closing.
Holdings also will pay an aggregate of approximately $15,524,000 and issue approximately 85,000 shares of common stock to holders of GES’ outstanding long-term debt in full satisfaction of all of the outstanding debt and accrued interest of GES.
Current stockholders of Newco will receive approximately 184,000 shares of common stock in consideration for the shell company.
The share exchange and merger will be treated as a recapitalization of GES for financial accounting purposes. GES will be treated as the acquirer for accounting purposes, whereas Holdings is treated as the acquirer for legal purposes. Accordingly, the historical financial statements of Holdings before the recapitalization will be replaced with the historical financial statements of GES in all future filings with the Securities and Exchange Commission, or SEC.
Issuance of new securities
Holdings expects to issue the following securities in private placements to approximately ten institutional investors, all of whom are accredited investors:
Common stock and warrants
Approximately 850,000 shares of common stock at a purchase price of approximately $5.00 per share and warrants to purchase approximately 850,000 shares of common stock at a purchase price of approximately $6.00 per share for no additional consideration. Pursuant to a registration rights agreement with these purchasers, Holdings is required to file a shelf registration statement for the resale of the common stock issued to the investors and the common stock issuable upon exercise of the warrants by April 2006.
Convertible preferred stock and warrants
Approximately 12,750 shares of series A preferred stock will be issued at approximately $1,000 per share convertible into approximately 2,217,400 shares of common stock and warrants to purchase approximately 1,663,000 shares of common stock at a purchase price of approximately $6.00 per share for no additional consideration. Pursuant to a registration rights agreement with these purchasers, Holdings is required to file a shelf registration statement for the resale of the common stock issuable upon conversion of the preferred stock and the warrants issued to the preferred stock purchasers by April 2006. The preferred A shareholder, at anytime upon the option of the shareholder, may convert its shares of Series A preferred stock into a number of fully paid and non-assessable shares of common stock.
Convertible notes and warrants
Approximately $30 million aggregate principal amount of 8.0% senior secured convertible notes, convertible into approximately 4,800,000 shares of common stock, will be issued for approximately $30 million and warrants to purchase

GLOBAL EMPLOYMENT SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
approximately 480,000 shares of common stock at a purchase price of approximately $6.25 per share for no additional consideration. The senior notes will be secured by a second lien on substantially all of Holding’s assets. Pursuant to a registration rights agreement with these purchasers, Holdings is required to file a shelf registration statement for the resale of the common stock issuable upon conversion of the convertible notes and the warrants issued to the convertible note purchasers by April 2006.
Senior secured debt
In connection with the share purchase and merger, the Company will amend the senior credit facility with Wells Fargo, increasing its borrowing capacity to $20 million. The facility provides for up to $5.0 million borrowing under a term facility. The term note is payable monthly, amortizing over a 36-month period. 25% of the Company’s free cash, as defined in the agreement, is due in February 2007 and a balloon payment is due in 24 months. The term note bears interest at Wells Fargo’s prime rate plus 2.75%. Additionally, the agreement provides for an increase in the revolving line of credit maximum available borrowings of up to $15.0 million; limited to 90% of eligible billed receivables and 75% of unbilled receivables until such time as the term note is paid in full, when the eligible billed and unbilled receivables will be reduced to 85% and 70%, respectively. Interest is payable at Wells Fargo’s prime rate, subject to a minimum of $7,500 per month. A fee of 0.25% per annum is payable on the unused portion of the commitment. The term of the agreement expires in July 2009. The Company will pay a closing fee of $175,000 upon funding.
The agreement continues to require certain customer payments to be paid directly to blocked lockbox accounts controlled by Wells Fargo, and the agreement contains a provision that allows the lender to call the outstanding balance of the line of credit if any material adverse change in the business or financial condition of the Company occurs. The agreement includes various financial and other covenants with which the Company must comply in order to maintain borrowing availability and avoid penalties, including minimum net income and net worth requirements, dividend restrictions and capital expenditure limits. In connection with the amended credit agreement, Wells Fargo waived the default as of January 1, 2006.
Lock-up agreements; future shelf registration statement
Four members of Holdings’ senior management will each agree not to sell or otherwise dispose of any of their shares of common stock before March 2007, and for the 18 months thereafter not to sell or otherwise dispose of more than one-third of their shares. Holdings plans to file a shelf registration statement covering the resale of these manager’s shares as well as the resale by any other affiliates of Holdings who would not be eligible to sell shares under Rule 144(k) after March 2007.
Restricted common stock
In connection with the share purchase agreement and merger, an additional 436,660 restricted common shares will be issued to current management and employees, bringing the total restricted common shares outstanding to 2,000,000 at March 24, 2006, which will all be exchanged for shares of Holdings. The compensation expense associated with this issuance was included in the $21,151,892 of other expenses in the consolidated statements of operations for fiscal 2005.

GLOBAL EMPLOYMENT HOLDINGS, INC. and
GLOBAL EMPLOYMENT SOLUTIONS, INC.
Introduction to the Unaudited Pro Forma Condensed Combining Balance Sheet and Statement of Operations
On March 31, 2006, Global Employment Solutions, Inc. (“GES”), and Global Employment Holdings, Inc. (“Holdings”), a public shell company reporting under the Securities Exchange Act of 1934, entered into and closed a Share Purchase Agreement. In the transaction, holders of 98.36% of the outstanding equity securities of GES exchanged all of their shares for an aggregate of 4.86 million shares of common stock of Holdings and an aggregate cash payment of $40.5 million. Additionally, GES entered into a Plan of Merger with a wholly-owned subsidiary of Holdings. The merger will become effective on April 10, 2006, resulting in GES being 100% owned by Holdings.
In addition, on March 31, 2006, Holdings closed a private placement in which it sold $30 million aggregate principal amount of senior secured convertible notes along with warrants to purchase 480,000 shares of common stock at an exercise price of $6.25 per share, $12.75 million of Series A convertible preferred stock along with warrants to purchase 1,663,044 shares of common stock at an exercise price of $6.00 per share and $4.25 million of common stock valued at $5.00 per share along with warrants to purchase 850,000 shares of common stock at an exercise price of $6.00 per share. Current stockholders of Holdings received 180,928 shares of common stock in consideration for the shell company.
Holdings is required to file a registration statement on Form S-1 by April 30, 2006 covering the resale of the shares of common stock issued in the private placement, including the shares of common stock underlying the convertible notes, convertible preferred stock and warrants. Application will be made for the quotation of Holdings’ common stock on the OTC Bulletin Board immediately following the effectiveness of its registration statement. Holdings is obligated to use its best efforts to have the registration statement declared effective on or before the earlier of 60 days following the closing of the recapitalization, or if the registration statement is subject to review and comment from the Securities and Exchange Commission, 120 days following the closing of the recapitalization. In the event the registration statement is not effective within such period, Holdings is obligated to pay each investor in the private placement a cash amount equal to 1% of the purchase price paid for the securities by such investor for the first 30-day period, or portion thereof, and 2% of the purchase price paid for each subsequent 30-day period, or portion thereof, in which Holdings is in default of this obligation. If Holding’s common stock is not quoted for trading on the OTC Bulletin Board within 10 business days following the effectiveness of Holding’s registration statement, the same financial penalties must be paid by Holdings to the investors in the private placement. In the event Holdings’ registration statement is not effective, or its common stock is not quoted for trading, within 60 days from their respective due date, the private placement investors have the right to cause Holdings to redeem their securities.
In connection with the transactions, GES amended and restated its senior credit facility with Wells Fargo Bank, increasing its borrowing capacity to $20 million, and retired all of its outstanding subordinated indebtedness in an amount of approximately $17.8 million.
The Unaudited Pro Forma Condensed Combining Balance Sheet represents the historical balance sheet of Holdings, giving effect to the merger as if it had been consummated on January 1, 2006 and the Unaudited Pro Forma Condensed Combining Statement of Operations represents the historical statement of operations as if it had been consummated on January 3, 2005.
You should read this information in conjunction with the:
•	Accompanying notes to the Unaudited Pro Forma Condensed Combining Balance Sheet and Statement of Operations; and

•	Separate historical financial statements and footnotes of Global Employment Solutions, Inc. and Subsidiaries for the fiscal year ended January 1, 2006

•	Separate historical financial statements and footnotes of Global Employment Holdings, Inc., for the fiscal year ended December 31, 2005
We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our financial position actually would have been had we completed the merger on January 1, 2006 nor is it necessarily indicative of what our operating results actually would have been had we completed the merger on January 3, 2005. In addition, the unaudited pro forma condensed combining financial information does not purport to project the future financial position or operating results of the Company.

GLOBAL EMPLOYMENT HOLDINGS, INC. and
GLOBAL EMPLOYMENT SOLUTIONS, INC.
Notes to the Unaudited Pro Forma Condensed Combining Balance Sheet and Statement of Operations
(1) DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION
On March 31, 2006, Global Employment Solutions, Inc. (“GES”), and Global Employment Holdings, Inc. (“Holdings”) (formerly known as R&R Acquisition I, Inc.), a public shell company reporting under the Securities Exchange Act of 1934, entered into and closed a Share Purchase Agreement. In the transaction, holders of 98.36% of the outstanding equity securities of GES exchanged all of their shares for an aggregate of 4.86 million shares of common stock of Holdings and an aggregate cash payment of $40.5 million. Also on March 31, 2006, GES entered into a Plan of Merger with a wholly-owned subsidiary of Holdings. The merger will become effective on April 10, 2006, resulting in GES being 100% owned by Holdings.
In addition, on March 31, 2006, Holdings closed a private placement in which it sold $30 million aggregate principal amount of senior secured convertible notes with an interest rate of 8% along with warrants to purchase 480,000 shares of common stock at an exercise price of $6.25 per share and are convertible into 4.8 million shares of common stock; $12.75 million of 8% Series A convertible preferred stock along with warrants to purchase 1,663,044 shares of common stock at an exercise price of $6.00 per share and are convertible into 2,217,391 shares of common stock; and $4.25 million of common stock valued at $5.00 per share along with warrants to purchase 850,000 shares of common stock at an exercise price of $6.00 per share. Current stockholders of Holdings received 180,928 shares of common stock in consideration for the shell company.
In connection with the transactions, GES amended and restated its senior credit facility with Wells Fargo Bank, increasing its borrowing capacity to $20 million, and retired all of its outstanding subordinated indebtedness in an amount of approximately $17.8 million.
(2) PRO FORMA BALANCE SHEET ADJUSTMENTS
(a)	To record the exchange all of common and preferred stockholders’ shares and retirement of subordinated debt for an aggregate of 5.0 million shares of common stock of Holdings and an aggregate cash payment of $57.8 million; the private placement of $30 million aggregate principal amount of senior secured convertible notes, $12.75 million of Series A convertible preferred stock and $4.25 million of common stock along with the associated costs of the transaction and new borrowings under the amended credit arrangement with Wells Fargo.

(b)	To eliminate the historical common stock and put warrants.

(c)	To record the warrant liability based upon the valuation of the 480,000 shares of common stock at an exercise price of $6.25 per share related to the senior secured convertible notes, 1,663,044 shares of common stock at an exercise price of $6.00 per share related to the Series A convertible preferred stock and 850,000 shares of common stock related to the common stock and 393,365 shares of common stock an exercise price of $6.00 per share related to the acquisition of the shell company.

(d)	To record the stock discount associated with the issuance of the common and preferred stock.

(e)	To record the costs associated with closing the transaction.

(f)	To record the retirement of related party subordinated debt.
(3) PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS
(a)	To record interest expense on subordinated debt at 8% (coupon rate), additional borrowings on the line of credit and the term note at a weighted average rate of 8.8%.

(b)	To record the accretion on the preferred stock at 8% (preferred rate).

(c)	To eliminate the fair market adjustment related to the mandatorily redeemable common and preferred stock which would have been recorded in the previous fiscal year if the merger was completed on January 3, 2005.

(d)	To record the net tax benefit of interest expense, at an effective tax rate of approximately 38%.

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
COMBINING BALANCE SHEET

	Global Employment	Global Employment
	Holdings, Inc.	Solutions, Inc.
	As reported	As reported			Unaudited- Pro Forma
	December 31,	January 1,	Unaudited- Pro Forma		January 1,
	2005	2006	Adjustments		2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$24,956	$137,860	$34,100	a	$196,916
Accounts receivable, net	—	21,693,553	—		21,693,553
Deferred income taxes	—	978,000	—		978,000
Prepaid expenses and other current assets	—	2,996,768	175,000	a	3,171,768

Total current assets	24,956	25,806,181	209,100		26,040,237

Property and equipment, net	—	1,021,987	—		1,021,987
Deferred income taxes	—	7,206,000	—		7,206,000
Other assets, net	—	137,695	—		137,695
Goodwill	—	18,747,776	—		18,747,776

Total assets	$24,956	$52,919,639	$209,100		$53,153,695

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Bank overdrafts	$—	$2,708,600	$2,800,000	a	$5,508,600
Accounts payable	—	504,551	—		504,551
Accrued liabilities	15,500	16,126,484	—		16,141,984
Current portion of long-term debt	15,500	17,820,733	(16,154,066)	a	1,682,167
Line of credit	—	—	5,956,700	a	5,956,700
Mandatorily redeemable restricted common stock	—	21,167,525	(21,167,525)	a	—
Mandatorily redeemable preferred stock	—	43,595,716	(43,595,716)	a	—
Put warrants	—	300	(300)	b	—
Income taxes payable	—	240,493			240,493

Total current liabilities	31,000	102,164,402	(72,160,907)		30,034,495

Warrant liability	—	—	11,403,500	c	11,403,500
Bank term loan	—	—	3,333,333	a	3,333,333
Subordinated debt, net	—	—	28,492,000	a	28,492,000

Total liabilities	31,000	102,164,402	(28,932,074)		73,263,328

COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK	—	—	12,750,000	a	12,750,000

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	200	6,933	(6,933)	b	—
			403	a	603
Preferred Stock — included above in redeemable preferred stock	—	—	—		—
Additional paid in capital	24,800	32,151,793	30,154,236	a
			(1,048,700)	d
			(10,913,000)	c
			1,870,823	f	52,239,952
Accumulated deficit	(31,044)	(81,403,489)	7,233	b
			(3,672,888)	e
			—		(85,100,188)

Total stockholders’ equity (deficit)	(6,044)	(49,244,763)	16,391,174		(32,859,633)

Total liabilities and stockholders’ equity (deficit)	$24,956	$52,919,639	$209,100		$53,153,695

GLOBAL EMPLOYMENT HOLDINGS, INC. AND SUBSIDIARIES
COMBINING STATEMENT OF OPERATIONS

	Global Employment	Global Employment
	Holdings, Inc.	Solutions, Inc.
	As reported	As reported			Unaudited- Pro Forma
	Fiscal year ended	Fiscal year ended			Fiscal year ended
	December 31,	January 1,	Unaudited- Pro Forma		January 1,
	2005	2006	Adjustments		2006
REVENUES, net	$—	$111,562,518	$—		$111,562,518
COST OF SERVICES	—	77,192,645			77,192,645

GROSS PROFIT	—	34,369,873	—		34,369,873

OPERATING EXPENSES
Selling, general and administrative	31,044	24,326,479	—		24,357,523
Depreciation and amortization	—	729,487	—		729,487

Total operating expenses	31,044	25,055,966	—		25,087,010

OPERATING INCOME (LOSS)	(31,044)	9,313,907	—		9,282,863

OTHER EXPENSES
Interest expense, net of interest income	—	(255,635)	(3,056,000)	a	(3,311,635)
Preferred stock accretion	—	—	(1,020,000)	b	(1,020,000)
Restricted stock compensation	—	(21,151,892)	21,151,892	c	—
Valuation of redeemable preferred stock	—	(36,692,809)	36,692,809	c	—

Total other expense, net	—	(58,100,336)	53,768,701		(4,331,635)

INCOME (LOSS) BEFORE INCOME TAXES	(31,044)	(48,786,429)	53,768,701		4,951,228

INCOME TAX EXPENSE	—	3,631,562	(1,160,058)	d	2,471,504

NET INCOME (LOSS)	(31,044)	(52,417,991)	54,928,759		2,479,724

Dividend paid to Series C preferred stockholders	—	(6,300,000)	—		(6,300,000)

Income (loss) available to common stockholders	$(31,044)	$(58,717,991)	$54,928,759		$(3,820,276)

Basic earnings (loss) per share of common stock	$(0.01)	$(31.35)			$(0.63)

Weighted average number of basic shares outstanding	2,095,313	1,873,167			6,030,928

Diluted earnings (loss) per share of common stock	$(0.01)	$(24.31)			$(0.63)

Weighted average number of diluted shares outstanding	2,095,313	2,415,333			6,030,928

EXHIBIT INDEX

Exhibit #	Description
2.1	Plan of Merger between Global Merger Corp and Global Employment Solutions, Inc.

3.1	Amended and Restated Certificate of Incorporation of Global Employment Holdings, Inc.

3.2	Certificate of Designations, Preferences and Rights of Global Employment Holdings, Inc.

3.3	Amended and Restated Bylaws of Global Employment Holdings, Inc.

4.1	Form of Warrant issued under Notes Securities Purchase Agreement

4.2	Form of Warrant issued under Preferred Stock Securities Purchase Agreement

4.3	Form of Warrant issued under Common Stock Securities Purchase Agreement

4.4	Form of Registration Rights Agreement under Notes Securities Purchase Agreement

4.5	Form of Registration Rights Agreement under Preferred Stock Securities Purchase Agreement

4.6	Form of Registration Rights Agreement under Common Stock Securities Purchase Agreement

4.7	Registration Rights Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, LLC, Arnold P. Kling and Kirk M. Warshaw

4.8	Lock-Up Agreement, dated as of March 31, 2006, among Global Employment Holdings, Inc., R&R Investments I, LLC, Arnold P. Kling and Kirk M. Warshaw

10.1	Form of Share Purchase Agreement among Global Employment Solutions, Inc., Global Employment Holdings, Inc. and the shareholders of Global Employment Solutions, Inc. signatory thereto

10.2	Notes Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto

10.3	Joinder Agreement of Global Employment Holdings, Inc. to Notes Securities Purchase Agreement

10.4	Form of Note under Notes Securities Purchase Agreement

10.5	Guaranty under Notes Securities Purchase Agreement

10.6	Pledge Agreement under Notes Securities Purchase Agreement

10.7	Security Agreement under Notes Securities Purchase Agreement

10.8	Subordination Agreement under Notes Securities Purchase Agreement

10.9	Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto

10.10	Joinder Agreement of Global Employment Holdings, Inc. to Preferred Stock Securities Purchase Agreement

10.11	Common Stock Securities Purchase Agreement, dated as of March 31, 2006, among Global Employment Solutions, Inc. and the investors listed on the Schedule of Buyers attached thereto

10.12	Joinder Agreement of Global Employment Holdings, Inc. to Common Stock Securities Purchase Agreement

10.13	Form of Indemnification Agreement

10.14	Form of Noncompetition Agreement

10.15	Amended and Restated Employment Agreement, dated January 1, 2004, between Global Employment Solutions, Inc. and Howard Brill

10.16	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated January 1, 2005, between Global Employment Solutions, Inc. and Dan Hollenbach

10.17	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated April 4, 2001, among Global Employment Solutions, Inc., Southeastern Staffing, Inc. and Robert Larkin

10.18	Non-Disclosure, Non-Competition, Arbitration and Employment Agreement, dated March 14, 2003, among Global Employment Solutions, Inc., TPS, Inc. and Stephen Pennington

10.19	Fifth Amendment to Credit and Security Agreement and Waiver of Defaults between Wells Fargo Bank, National Association and Global Employment Solutions, Inc.

10.20	Fourth Amended and Restated Revolving Promissory Note under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults

10.21	Term Note under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults

10.22	Form of Pledge Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults

10.23	Form of Patent and Trademark Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults

10.24	Form of Copyright Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults

10.25	Global Employment Holdings, Inc. Guaranty under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults

10.26	Security Agreement under Fifth Amendment to Credit and Security Agreement and Waiver of Defaults

14.1	Code of Conduct of Global Employment Holdings, Inc.

14.2	Audit Committee Charter of Global Employment Holdings, Inc.

14.3	Compensation Committee Charter of Global Employment Holdings, Inc.

16.1	Letter regarding Change in Certifying Accountant

21.1	List of subsidiaries of Global Employment Holdings, Inc.